  As filed with the Securities and Exchange Commission on March 28, 2000

                                                     Registration No. 333-30564
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                            Amendment No. 1 to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                             Click Commerce, Inc.
            (Exact name of registrant as specified in its charter)

                                ---------------

         Delaware                    7371                    36-4088644
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
     incorporation or         Classification Code
      organization)                 Number)

  200 East Randolph Drive, Suite 4900 Chicago, Illinois 60601 (312) 482-9006 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                             Michael W. Ferro, Jr.
                            Chief Executive Officer
                             Click Commerce, Inc.
                      200 East Randolph Drive, Suite 4900
                            Chicago, Illinois 60601
                                (312) 482-9006
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:
                                            Joseph A. Hall, Esq.
       Christopher D. Lueking, Esq.        Davis Polk & Wardwell
             Latham & Watkins               450 Lexington Avenue
         Sears Tower, Suite 5800          New York, New York 10017
         Chicago, Illinois 60606               (212) 450-4000
              (312) 876-7700

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell these securities and we are not soliciting offers to buy        +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued March 28, 2000

                             5,000,000 Shares

[LOGO OF CLICK COMMERCE]

                                  COMMON STOCK

                                  -----------

Click Commerce, Inc. is offering shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $9 and $11 per share.

                                  -----------

We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "CKCM."

                                  -----------

Investing in the common stock involves risks. See "Risk Factors" beginning on page 4.

                                  -----------

                              PRICE $     A SHARE

                                  -----------

                                                       Underwriting  Proceeds to
                                            Price to   Discounts and    Click
                                             Public     Commissions   Commerce
                                           ----------- ------------- -----------
Per Share.................................     $           $            $
Total..................................... $            $            $

Click Commerce, Inc. has granted the underwriters the right to purchase up to an additional 750,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on      , 2000.

                                  -----------

MORGAN STANLEY DEAN WITTER

              DAIN RAUSCHER WESSELS

                                                            SALOMON SMITH BARNEY

          , 2000

   The front of the gatefold contains the words: "What do these global manufacturers have in common?"

   The question is followed by a list of customer names, sorted by industry name.

  . Capital Goods: Hyundai, Komatsu, Trane

  . Recreational Sports: Bombardier, Kawasaki, Mercury Marine, Life Fitness

  . Components: Mitsubishi

  . Financing: Bombardier Capital

  . Consumer Products: American Standard, Mitsubishi

  . Telecom: Motorola, Qualcomm

INSIDE GATEFOLD PAGES
The inside gatefold pages include three pictures of Click Commerce screens, each showing functionality that is provided by Click Commerce Applications.

Text above the first screen: "They Click with dealers"
Screen: Hyundai dealer screen featuring a hotspotted order form for automotive parts.

Text below the first screen: "Process high margin parts and accessory sales through personalized business-to-business applications"

Logo: Click Commerce Logo

Text above the second screen: "Click with service centers"
Screen: Hyundai warranty administration screen.

Text below the second screen: "Automate service and warranty processes through multicurrency, multilingual applications"

Text above the third screen: "Click with consumers"
Screen: Hyundai screen that enables a consumer to order accessories.

Text below the third screen: "Improve brand loyalty by allowing consumers to locate dealers and order genuine parts and accessories"

Pull-out text box in top right corner of gatefold: "Enterprise Channel Management for Global Manufacturers"

                               TABLE OF CONTENTS

                                   Page
                                   ----
Prospectus Summary................   1
Risk Factors......................   5
Special Note Regarding Forward-
 looking Statements ..............  13
Use of Proceeds...................  14
Dividend Policy...................  14
Capitalization....................  15
Dilution..........................  16
Selected Financial Data...........  17
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations........  18

                                  Page
                                  ----
Business.........................  24
Management.......................  43
Certain Transactions.............  49
Principal Stockholders...........  51
Description of Capital Stock.....  53
Shares Eligible for Future Sale..  57
Underwriters.....................  59
Legal Matters....................  61
Experts..........................  61
Additional Information...........  61
Index to Financial Statements.... F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock, only in the jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

   Until           , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our financial statements and notes thereto appearing elsewhere in this prospectus.

                                 CLICK COMMERCE

   We are a leading provider of business-to-business software products and services that use the Internet to connect manufacturing companies with their distributors, dealers and other distribution channel partners. We build, install and maintain customized "extranets," which provide distribution channel partners with Internet access to product information and the ability to electronically transact business over a secure system with the manufacturer and each other. We derive substantially all of our revenue from the sale to large manufacturing companies of licenses of our Click Commerce software products, together with related services for integrating and customizing our software, followed by maintenance and support of our products. Our products and integration services create a customized solution that enables manufacturers to take advantage of the speed and power of the Internet to strengthen and broaden their relationships with their distribution channel partners, as well as their customers, through real-time, twenty-four hour access to information and the ability to process transactions.

   Although the Internet may alter many historic distribution channels, we believe that certain products--particularly, complex or specialized manufactured goods--will continue to require large distribution networks that provide local sales, service and after-market support. Global manufacturers including Motorola, Trane, American Standard, Bombardier, Mitsubishi, Qualcomm, Kawasaki and Hyundai have selected us to integrate their operations with those of their many distribution channel partners through user-friendly and secure extranets. Our products permit faster and more accurate transaction processing and communication than traditional methods such as paper, phone and fax communications, and reduce the hidden costs of errors and delays in information delivery. We believe that providing information and transacting business over the Internet can improve the commercial relationships among a manufacturer and its distribution channel partners and provide benefits to all participants in the distribution channel by improving efficiency, financial performance, customer service and brand loyalty.

   We believe that Internet-based business-to-business e-commerce is poised for rapid growth. In a recent study, Forrester Research predicted that business-to-business e-commerce will grow from $406 billion in 2000 to $2.7 trillion in 2004, accounting for more than 90% of the dollar value of e-commerce in the United States by 2003. In another August 1999 Forrester study of manufacturing companies with extranets already in place, 80% of the study's participants indicated that they expect to connect to all of their distribution channel partners through extranets within two years. The study's participants believe that through their extranets they have already reduced distribution channel costs by an average of 16% and increased sales by an average of 6%. The participants anticipate that within two years their extranets will allow them to reduce distribution channel costs by an average of 32% and increase sales by an average of 17%. International Data Corporation projects that the worldwide market for Internet-based applications that facilitate e-commerce will grow from $1.7 billion in 1999 to $13.2 billion in 2003.

   Our Internet-based solution, comprised of the Extranet Manager and 80 applications, automates communication and business processes throughout the distribution channel and can be personalized to each individual user. Our solution provides for relevant information such as inventory levels, product availability, pricing, product promotions and warranty information to be displayed on the user's computer screen. A user can personalize the information presented over the extranet, accommodating, for example, the user's language, time zone and currency preferences. Manufacturers using our software can also target information to specific distribution channel partners, and can, for example, target different product promotions to different distributors.

   We customize our software products to integrate with many different existing back-office computer systems, without requiring significant additional technology expenditures by the manufacturer. In addition, upon completion of a needs analysis, which typically lasts 4 to 6 weeks, our software products can usually be customized and implemented in approximately 120 days, which we believe is significantly faster than the implementation time required for most competing business-to-business e-commerce software products.

   We currently market all of our software products and services through our direct sales force, located in several locations in the United States and in Europe. In addition, we recently have begun to enter into joint marketing agreements with business consultants and resellers who have expertise in the industry and existing client contacts. We believe that these relationships will help increase the market penetration and acceptance of our Click Commerce solution.

                                  THE OFFERING

Common stock offered................. 5,000,000 shares

Common stock to be outstanding after
 this offering....................... 37,184,512 shares

Use of proceeds...................... For working capital and general corporate purposes.

Proposed Nasdaq National Market
 symbol.............................. CKCM

   The foregoing information is based on the shares of common stock outstanding as of December 31, 1999. This information:

  . excludes an aggregate of 4,930,842 shares of common stock currently reserved for issuance under our Stock Option and Stock Award Plan of which 4,539,000 shares are subject to outstanding options at a weighted average exercise price of $2.45 per share;

  . excludes an aggregate of 500,000 shares of common stock currently reserved for issuance under our Directors' Stock Option and Stock Award Plan, none of which is subject to outstanding options;

  . excludes an aggregate of 945,982 shares of common stock subject to additional outstanding options at an exercise price of $0.0025 per share;

  . includes conversion of all outstanding shares of preferred stock immediately prior to the consummation of this offering into 9,565,220 shares of our common stock; and

  . includes 450,000 shares of common stock issued upon exercise of options in February 2000 at an exercise price of $0.0025 per share.

                             SUMMARY FINANCIAL DATA

                                                  Year ended December 31,
                                            ------------------------------------
                                               1997        1998         1999
                                            ----------- -----------  -----------
                                             (dollars in thousands, except per
                                                        share data)
Statement of Operations Data:
Revenue...................................  $     1,322 $     2,390  $     9,952
Cost of revenue...........................          379         712        2,669
                                            ----------- -----------  -----------
Gross profit..............................          943       1,678        7,283
Operating expenses........................          894       1,757        6,704
                                            ----------- -----------  -----------
Operating income (loss)...................           49         (79)         579
Net income (loss).........................           19         (65)         382
Basic and diluted earnings (loss) per
 share....................................  $      0.00 $     (0.00) $      0.01
                                            =========== ===========  ===========
Weighted average shares used in computing
 basic earnings (loss) per share..........   28,782,666  28,782,666   26,754,244
Weighted average shares used in computing
 diluted earnings (loss) per share........   28,782,666  28,782,666   27,771,262
Pro forma basic and diluted earnings per
 share....................................                           $      0.01
                                                                     ===========
Shares used in computing pro forma basic
 earnings per share.......................                            31,628,576
Shares used in computing pro forma diluted
 earnings per share.......................                            32,645,594

                                                      As of December 31, 1999
                                                     --------------------------
                                                              Pro    Pro Forma
                                                     Actual  Forma  As Adjusted
                                                     ------  ------ -----------
                                                                (unaudited)
                                                          (in thousands)
Balance Sheet Data:
Cash and cash equivalents and short-term
 investments........................................ $6,304  $6,305   51,805
Working capital.....................................  5,019   5,020   50,520
Total assets........................................  9,934   9,935   55,435
Billings in excess of revenues earned on contracts
 in progress........................................  2,026   2,026    2,026
Capital lease obligations, less current portion.....     84      84       84
Convertible participating preferred stock........... 10,600     --       --
Total shareholders' equity (deficit)................ (4,874)  5,727   51,227

   The pro forma balance sheet data give effect to:

  . the conversion of all outstanding shares of convertible preferred stock into 9,565,220 shares of common stock immediately prior to the consummation of this offering; and

  . the issuance of 450,000 shares of common stock upon exercise of options in February 2000.

   The pro forma as adjusted balance sheet data give effect to the above, and:

  . the sale of the shares of common stock that we are offering under this prospectus, at an assumed initial public offering price of $10 per share (the midpoint of the range set forth on the cover of this preliminary prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses.

   We were incorporated in Delaware in August 1996 under the name Click Interactive, Inc. In December 1999, we changed our name to Click Commerce, Inc. Our principal executive offices are located at 200 East Randolph Drive, Suite 4900, Chicago, Illinois 60601, and our telephone number is (312) 482-9006. Our corporate Web site is located at www.clickcommerce.com. The information contained on our Web site is not part of this prospectus. We have applied for registration of our trademarks Click Commerce and Enterprise Channel Management. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

   Unless otherwise indicated, all information contained in this prospectus:

  .  assumes that the underwriters' over-allotment option is not exercised;

  . reflects the 2-for-1 split of the common and preferred stock effected in July 1999 and again in December 1999; and

  . except as otherwise noted, gives effect to the conversion of all outstanding shares of convertible preferred stock into 9,565,220 shares of common stock effective immediately prior to the consummation of this offering.

                                 RISK FACTORS

   This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. The risks described below are not the only ones that we face.

Risks Related To Our Business

   Click Commerce is an early-stage company. Our limited operating history makes it difficult to evaluate our future prospects.

   Click Commerce was incorporated in August 1996 and has a limited operating history. We sold and implemented the first Extranet Manager in the first quarter of 1998. In 1998 and 1999, we had revenues of approximately $2,390,000 and $9,952,000, respectively. Our limited operating history makes an evaluation of our future prospects very difficult. We will encounter risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. Many of these risks are described in more detail in this "Risk Factors" section. We may not successfully address any or all of these risks. If we do not successfully address these risks, our business will be seriously harmed.

   We are dependent on the success of the Extranet Manager and Click Commerce application suite and related services for our success.

   To date, substantially all of our revenues have been attributable to sales of licenses of the Extranet Manager and Click Commerce application suite and related services, consisting of implementation, integration with a customer's existing back-office computer systems and maintenance and support of our software products. In fiscal 1999, 10% of our revenues were attributable to consulting services for needs analyses, 89% were attributable to the sales of licenses of our software products and implementation and integration of our solution and 1% were attributable to maintenance and support services. We currently expect the Extranet Manager and Click Commerce application suite and related services to account for most of our future revenues. Accordingly, factors adversely affecting the pricing of or demand for the Extranet Manager and Click Commerce application suite, such as competition or technological change, could have a material adverse effect on our business, financial condition, and operating results. Our future financial performance will depend, in significant part, on the successful development, introduction and customer acceptance of new and enhanced versions of the Extranet Manager and Click Commerce application suite and of new products and services we develop. We cannot assure you that we will be successful in upgrading and continuing to market the Extranet Manager and Click Commerce application suite or that we will successfully develop new products and services or that any new products and services will achieve market acceptance.

   Our business is subject to quarterly fluctuations in operating results which may negatively impact the price of our common stock.

   Our quarterly operating results have varied significantly in the past and we expect that they will continue to vary significantly from quarter to quarter in the future. We have difficulty predicting the volume and timing of contracts, and short delays in closing contracts or implementation of products can cause our operating results to fall substantially short of anticipated levels for that quarter. This is in part due to the fact that our products have a long sales and implementation cycle which makes it difficult to predict the periods in which we will recognize revenue and may cause operating results to vary significantly. As a result of these and other factors, we believe that period-to-period comparisons of our historical results of operations are not necessarily meaningful and are not a good predictor of our future performance. We may not be successful in generating recurring revenue streams to offset the above effects.

   In addition, we may incur expenses in order to develop products and service offerings ancillary to our existing line of products and services. These expenses may affect our earnings and may result in losses in particular quarterly or annual periods.

   For all of these reasons, in some future quarters or years our operating results may be below the expectations of investors, which could cause volatility or a decline in the price of our common stock.

   If we are unable to complete a substantial number of sales contracts when anticipated or experience delays in the process on a project or problems with satisfying contract terms, we may have to defer or not recognize revenue, causing our quarterly results to fluctuate and fall below anticipated levels.

   Because we recognize revenue using a percentage of contract completed method, we may not be able to recognize all or a portion of the revenue until milestones are achieved. If we are unable to complete one or more substantial anticipated license sales or experience delays in the progress of a project or product or problems with satisfying contract terms required for revenue recognition in a particular quarter, we may not be able to recognize revenue when anticipated, and we would nonetheless recognize marketing and other expenses, causing our quarterly results to fluctuate and fall below anticipated levels. This could cause our stock price to decline.

   A small number of customers account for a large percentage of our revenue and accounts receivable.

   In the year ended December 31, 1998, four customers accounted for an aggregate of approximately 81% of our total revenue, Mitsubishi for approximately 25%, Motorola for approximately 24%, Overseas Partners for approximately 18%, and Hyundai for approximately 14%. In the year ended December 31, 1999, three customers accounted for an aggregate of approximately 61% of our total revenue, Motorola for approximately 29%, American Standard and Trane for approximately 18%, collectively, and Bombardier Capital for approximately 14%. We may continue to derive a significant portion of our revenue from a relatively small number of customers in the future.

   In addition, a small number of customers account for a large percentage of our accounts receivable. As of December 31, 1999, five customers accounted for an aggregate of 85% of our gross trade accounts receivable, American Standard for approximately 27%, WarrantyCheck.com for approximately 21%, Motorola for approximately 15%, Brunswick for approximately 12% and Qualcomm for approximately 10%.

   We may not be able to expand overseas successfully.

   Our current business plan includes expanding into Europe. To date, we have limited experience in marketing our solution internationally, and we cannot predict our success in these international markets. In order to expand overseas, we have a sales representative currently located in Amsterdam selling the Click Commerce solution and we intend to open sales offices in Munich and Amsterdam in April 2000. Our plans to expand internationally are subject to risks, including:

  .  the impact of economic fluctuations in economies outside of the United
     States;

  . greater difficulty in accounts receivable collection and longer collection periods;

  . unexpected changes in regulatory requirements, tariffs and other trade barriers;

  . difficulties and costs of staffing and managing foreign operations due to distance, as well as language and cultural differences; and

  . political instability, currency exchange fluctuations and potentially adverse tax consequences.

We cannot predict whether the expansion of our business internationally will be successful. The results of our efforts may prove not to have been worth the associated expense and opportunity cost.

   It is difficult for us to attract and retain qualified software programmers.

   Our future growth depends on the ability of our software programmers to develop new products and improve existing products. Our ability to develop new products and services and enhance our existing products and services will depend on our ability to recruit and retain top quality software programmers. There is a shortage of the programming personnel we need, and competition for qualified programmers is intense. If we are unable to hire and retain sufficient numbers of qualified programming personnel, we may not be able to develop new products and services or improve our existing products and services in the time frame necessary to execute our business plan. Our inability to hire qualified programmers could also negatively impact our ability to customize and implement our solution as rapidly as we do today.

   The market for our electronic commerce products and services is new and evolving and customers may not accept our products.

   The market for our products and services is rapidly developing. This market may not continue to develop and grow, and companies may choose not to use our products and services and instead develop applications internally or purchase them from other sources. Companies that have already invested substantial resources in other methods of conducting business-to-business e-commerce may be reluctant to adopt a new approach. We expect that we will continue to need intensive marketing and sales efforts to educate prospective customers about the uses and benefits of our products and services. Therefore, demand for and market acceptance of our products and services will be subject to a high level of uncertainty.

   We have recently experienced and currently anticipate rapid growth in our business, and any inability to manage this growth could harm our business.

   In order to execute our business plan, we must grow significantly. The number of our employees grew from 25 as of January 1, 1999 to 84 as of December 31, 1999. We expect that the number of our employees will continue to increase for the foreseeable future, in particular with respect to persons engaged in product development, project management and sales activities. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures. We will also need to continue to expand and maintain close coordination among our technical, finance, sales and marketing groups. If we are unsuccessful in these efforts, our business and operations could be adversely affected.

   We will not be able to execute our business plan and achieve desired growth in our business if we cannot increase our direct and indirect sales channels, which could negatively affect our stock price.

   We will need to expand substantially our direct and indirect sales operations, both domestically and internationally, in order to increase market awareness and sales of our products and services. Our products and services require a sophisticated sales effort targeted at several people within our prospective clients' organizations. Competition for qualified sales personnel is intense, and we might not be able to hire the quality and number of sales personnel we are targeting. In addition, we believe that our future success is dependent upon establishing and maintaining productive relationships with a variety of distributors, resellers, system integrators and other joint marketing relationships with third parties. We cannot be sure that we will be successful in establishing these desired relationships or that these third parties will devote adequate resources or have the technical and other sales capabilities to sell our products.

   Acquisitions or strategic investments may disrupt or otherwise have a negative impact on our business and dilute stockholder value.

   We may acquire or make investments in complementary businesses, technologies, services or products, or enter into relationships with parties who can provide access to those assets, if appropriate opportunities arise. From time to time we have had discussions and negotiations with companies regarding our acquiring, investing in or partnering with their businesses, products, services or technologies, and we regularly engage in these discussions and negotiations in the ordinary course of our business. We may not identify suitable acquisition, investment or relationship candidates, or if we do identify suitable candidates, we may not complete those transactions on commercially acceptable terms or at all. If we acquire another company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities would dilute the ownership interests of the holders of our common stock.

   We face competition and may face future competition.

   The market for software products and services that enable business-to-business e-commerce is new, intensely competitive, highly fragmented and rapidly changing. There are relatively few barriers to entry in the enterprise channel management market. We expect competition to persist and intensify, which could result in our losing market share or lowering our prices.

   Some of our competitors have advantages over us.

   Some of our existing competitors, as well as potential future competitors, have longer operating histories in markets related to ours, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than our company. These advantages may allow them to respond more quickly and effectively to new or emerging technologies and changes in customer requirements. It may also allow them to engage in more extensive research and development, undertake farther-reaching marketing campaigns, adopt more aggressive pricing policies, implement their solutions more rapidly, and make more attractive offers to potential employees and other business associates. One or more of these companies could adopt a different business strategy for achieving profitability which could allow them to charge fees that are lower than ours, in order to attract clients. These competitors may reduce the amount of time it currently takes them to implement the solutions that compete with ours, eliminating an important advantage that we believe we currently enjoy. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our current and prospective clients.

   Our executive officers are critical to our business and these officers may not remain with us in the future.

   Our future success largely depends upon the continued service of our executive officers. If we lose the services of one or more of our executive officers, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business, operating results and financial condition could be harmed. In particular, Michael Ferro, Jr., our founder, chairman of the board of directors and chief executive officer, would be extremely difficult to replace.

   Many of our executive officers joined us recently and must be integrated into our organization.

   We have recently experienced a period of rapid growth and expansion, which places significant demands on our managerial, administrative, operational, financial and other resources. All of the members of our management team, other than our chief executive officer, have joined Click Commerce since June 1, 1999. It will take some time for these new members of our management team to be fully integrated into our organization.

   If we fail to protect our intellectual property rights or face a claim of intellectual property infringement by a third party, we could lose our intellectual property rights or be liable for significant damages.

   Our success depends significantly upon our proprietary technology. We have no patents and no plans to apply for any patents. Unauthorized parties may copy aspects of our products or services or obtain and use information that we regard as proprietary. Our means of protecting our proprietary rights may not be adequate, and our competitors may independently develop similar technology or duplicate our products or our other intellectual property rights. Our failure to protect our proprietary rights adequately or our competitors' successful duplication of our technology could negatively affect our operating results and cause the price of our common stock to decline.

   In addition, we have agreed, and may agree in the future, to indemnify certain of our customers against claims that our software infringes upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We or our customers may be unable to obtain necessary licenses from third parties at a reasonable cost, or at all. Defense of any lawsuit or failure to obtain any such required licenses could harm our business, operating results and financial condition.

   Litigation over intellectual property rights could disrupt or otherwise have a negative impact on our business.

   There has been frequent litigation in the computer industry regarding intellectual property rights. Third parties may make claims of infringement by us with respect to current or future products, trademarks or other proprietary rights. These claims could be time-consuming, result in costly litigation, divert management's attention, cause product or service release delays, require us to redesign our products or services or require us to enter into costly royalty or licensing agreements. Any of these effects could have a material and adverse effect on our financial condition and results of operations.

   If we become subject to product liability litigation, it could be costly and time consuming to defend.

   Since our products are used for company-wide, integral computer applications with potentially strong impact on our customers' sales of their products, errors, defects or other performance problems could result in financial or other damages to our customers. Product liability litigation, even if we are successful, would be time consuming and costly to defend.

Risks Related To Our Industry

   We are highly dependent on the acceptance and effectiveness of the Internet as a medium for business-to-business commerce.

   Our future revenues and the success of a number of our products and services is dependent in large part on an increase in the use of the Internet for business-to-business commerce. The failure of the Internet to continue to develop as a commercial or business medium could harm our business, operating results and financial condition. The acceptance and use of the Internet for business-to-business commerce could be limited by a number of factors, such as the growth and the use of the Internet in general, the threat of illegal activity that causes performance degradations at unprotected sites across the Internet, the relative ease of conducting business on the Internet, the efficiencies and improvements that conducting commerce on the Internet provides, concerns about transaction security and taxation of transactions on the Internet.

   We depend on the speed and reliability of the Internet.

   The recent growth in Internet traffic has caused frequent periods of decreased performance. If Internet usage continues to grow rapidly, its infrastructure may not be able to support these demands and its performance and reliability may decline. Decreased performance at some unprotected Internet sites has also been attributed to illegal attacks by third parties. If outages or delays on the Internet occur frequently or increase in frequency, or businesses are not able to protect themselves adequately from such illegal attacks, business-to-business e-commerce could grow more slowly or decline, which may reduce the demand for our software products and services. The ability of our Click Commerce application suite to satisfy our customers' needs is ultimately limited by and depends upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our software products and services depends upon improvements being made to the entire Internet to alleviate overloading and congestion. If these improvements are not made, the ability of our customers to benefit from our Click Commerce products and services will be hindered, and our business, operating results and financial condition may suffer.

   Increased security risks of online commerce may deter future use of our software products and services.

   A fundamental requirement of Internet-based, business-to-business e-commerce is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or a breach of the security features contained in our software or the algorithms used by our customers and their business partners to protect content and transactions on Internet e-commerce marketplaces or proprietary information in our customers' and their business partners' databases. Anyone who is able to circumvent security measures could misappropriate proprietary, confidential customer information or cause interruptions in our customers' and their business partners' operations. Our customers and their business partners may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches, reducing the demand for our software products and services. Further, a well-publicized compromise of security could deter businesses from using the Internet to conduct transactions that involve transmitting confidential information. The failure of the security features of our software to prevent security breaches, or well-publicized security breaches affecting the Internet in general, could significantly harm our business, operating results and financial condition.

   Internet-related laws could adversely affect our business.

   Regulation of the Internet is largely unsettled. The adoption of laws, regulations or taxes that increase the costs or administrative burdens of doing business using the Internet could cause companies to seek an alternative means of transacting business. If the adoption of new Internet laws, regulations or taxes causes companies to seek alternative methods for conducting business, the demand for our software products and services could decrease and our business could be adversely affected.

Risks Related To This Offering

   Stock prices of emerging Internet companies have been highly volatile, and the market for our stock may exhibit volatility as well.

   The stock prices of technology companies, particularly Internet-related software companies such as ours, have been and continue to be extremely volatile. Fluctuations in our common stock's price may affect our visibility and credibility in the business-to-business e-commerce solutions market. In the event of broad fluctuations in the market price of our common stock, you may be unable to resell your shares at or above the offering price.

   The large number of shares eligible for public sale after this offering could cause our stock price to decline.

   The market price of our common stock could decline as a result of sales of a large number of shares after this offering or the perception that sales could occur. These sales also might make it more difficult for us to sell common stock in the future at a time and at a price that we deem appropriate. After this offering, we will have an aggregate of 37,184,512 shares outstanding. If all options currently outstanding to purchase shares of our common stock are exercised, there will be 42,669,494 shares outstanding. Of
the outstanding shares, the        shares sold in this offering will be freely
tradable, other than shares purchased by our affiliates. The remaining shares may be sold only pursuant to a registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. After the closing of this offering, holders of 14,733,964 shares of common stock will be entitled to registration rights with respect to the registration of their shares under the Securities Act.

   As a new investor, you will experience immediate dilution of 86% in the value of the common stock.

   If you purchase shares of our common stock in this offering, you will incur immediate dilution of 86% in pro forma net tangible book value. If the holders of outstanding options exercise those options, you will incur further dilution.

   Our management will have broad discretion in using the proceeds from this offering and therefore investors will be relying on the judgment of our management to invest those funds effectively.

   We are conducting this offering primarily to increase our equity capital, create a public market for our common stock and facilitate access by us to public equity markets. We intend to use the proceeds we receive from the offering for working capital and general corporate purposes. We may use a portion of the net proceeds of this offering to acquire technology or businesses, or make strategic investments in businesses, that are complementary to our business. Currently, we have no specific acquisitions or strategic investments planned. Accordingly, our management will retain broad discretion with respect to the expenditure of proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. If our management uses the proceeds of this offering ineffectively, this could have a negative effect on our financial condition, which could cause our stock price to decline.

   We may be unable to raise additional financing.

   We may need to raise additional funds in the future in order to implement our business plan, to fund more aggressive marketing programs or to acquire complementary businesses, technologies or services. Any required additional financing may be unavailable on terms favorable to us, or at all. If we raise additional funds by issuing equity securities, you may experience significant dilution of your ownership interest and these securities may have rights senior to those of the holders of our common stock. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund our expansion, develop or enhance our products and services, take advantage of business opportunities or respond to competitive pressures.

   We do not plan to pay dividends in the foreseeable future.

   We do not anticipate paying cash dividends to the holders of our common stock in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize on their investment. Investors seeking cash dividends should not purchase our common stock.

   A third party's ability to acquire us might be more difficult because of anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated bylaws.

   We are authorized to issue five million shares of undesignated preferred stock. Our Board of Directors has the authority to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of any series, without any further vote or action by our stockholders. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company without further action by our stockholders and may adversely affect the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.

   Provisions of our certificate of incorporation and bylaws eliminate the right of stockholders to act by written consent without a meeting, eliminate the right of stockholders to call a special meeting of stockholders, specify procedures for nominating directors and submitting proposals for consideration at stockholder meetings and provide for a staggered Board of Directors, so that no more than approximately one-third of our directors could be replaced each year and it would take three successive annual meetings to replace all directors. These provisions are designed to reduce the vulnerability of our company to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and delay or prevent a change in control of our company. These provisions could have the effect of discouraging others from making tender offers for our common stock and, consequently, may also inhibit increases in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of our company.

   Our officers, directors and affiliated entities will control many corporate actions.

   We anticipate that our executive officers and directors and entities affiliated with them will, in the aggregate, beneficially own approximately 64% of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other forward-looking information. However, there may be events in the future that we are not able to predict or control. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of the 5,000,000 shares of common stock will be approximately $45.5 million, assuming an initial public offering price of $10 per share (the midpoint of the range set forth on the cover of this preliminary prospectus) after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $52.5 million.

   We are conducting this offering primarily to increase our equity capital, create a public market for our common stock, facilitate future access by us to public equity markets and increase our visibility in the marketplace. We intend to use the proceeds for working capital and general corporate purposes, including:

  .  expanding our sales and marketing activities;

  .  expanding our international presence;

  .  expanding our research and development activities; and

  .  expanding our business development efforts.

   We may also use a portion of the net proceeds of this offering to acquire technology or businesses, or to make strategic investments in businesses, that are complementary to our business. Currently, we have no specific acquisitions or strategic investments planned.

   We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering. Pending such uses, we plan to invest the net proceeds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

   We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all future earnings, if any, for use in the operation of the business.

                                CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999. The pro forma information gives effect to the conversion of all of our outstanding preferred stock into 9,565,220 shares of common stock immediately prior to the consummation of this offering and the issuance of 450,000 shares of common stock issued in February 2000 upon exercise of outstanding options at an exercise price of $0.0025 per share. The pro forma as adjusted information reflects the foregoing as well as our receipt of the net proceeds from the issuance and sale of the shares of common stock in this offering, assuming an initial public offering price of $10 per share (the midpoint of the range), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

   The outstanding share information:

  . excludes an aggregate of 4,930,842 shares of common stock currently reserved for issuance under our Stock Option and Stock Award Plan, of which 4,539,000 shares are subject to outstanding options at a weighted average exercise price of $2.45 per share;

  . excludes an aggregate of 500,000 shares of common stock currently reserved for issuance under our Directors' Stock Option and Stock Award Plan, none of which is subject to outstanding options; and

  . excludes an aggregate of 945,982 shares of common stock subject to additional outstanding options at an exercise price of $0.0025 per share.

                                                    As of December 31, 1999
                                                 ------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                 -------  --------- -----------
                                                 (dollars in thousands, except
                                                        per share data)
Capital lease obligation, less current portion.. $    84   $    84    $    84
Series A convertible participating preferred
 stock, $0.001 par value, 12,000,000 shares
 authorized and 5,217,392 issued and
 outstanding, actual; no shares authorized,
 issued and outstanding, pro forma and pro forma
 as adjusted....................................   5,800       --         --
Series B convertible participating preferred
 stock, $0.001 par value, 8,000,000 shares
 authorized; 4,347,828 shares issued and
 outstanding, actual; no shares authorized,
 issued and outstanding, pro forma and pro forma
 as adjusted....................................   4,800       --         --
Shareholders' equity:
  Preferred stock, $0.001 par value, 5,000,000
   shares authorized, no shares issued and
   outstanding, actual, pro forma and pro forma
   as adjusted..................................     --        --         --
  Common stock, $0.001 par value, 75,000,000
   shares authorized, 22,169,292 shares issued
   and outstanding, actual; 32,184,512 shares
   issued and outstanding, pro forma; 37,184,512
   shares issued and outstanding, pro forma as
   adjusted.....................................      22        32         37
  Additional paid-in capital....................     --     10,591     56,086
  Accumulated deficit...........................  (4,896)   (4,896)    (4,896)
                                                 -------   -------    -------
Total shareholders' equity (deficit)............  (4,874)    5,727     51,227
                                                 -------   -------    -------
Total capitalization............................ $ 5,810   $ 5,811    $51,311
                                                 =======   =======    =======

                                   DILUTION

   The pro forma net tangible book value of our common stock as of December 31, 1999, after giving effect to the conversion of all outstanding shares of convertible preferred stock into 9,565,220 shares of common stock immediately prior to the consummation of this offering and the issuance of 450,000 shares of common stock issued in February 2000 upon exercise of outstanding options, was approximately $5.7 million, or $0.18 per share of common stock. Pro forma net tangible book value per share represents our total assets less total liabilities and intangibles, divided by the 32,184,512 shares of common stock outstanding after giving effect to these transactions. Dilution per share to new investors is the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale by us of 5,000,000 shares of common stock in this offering, assuming an initial public offering price of $10 per share (the midpoint of the range set forth on the cover page of this preliminary prospectus), and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 1999 would have been $51.2 million, or $1.38 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $1.20 per share. Assuming an offering price of the midpoint of the range set forth on the cover of this preliminary prospectus, the offering price of $10 per share substantially exceeds $1.38 per share, which is the per share value of our total assets less total liabilities and intangibles after this offering. Accordingly, new investors who purchase common stock in this offering will suffer an immediate dilution of their investment of $8.62 per share. The following table illustrates this per share dilution:

   Assumed initial public offering price per share................       $10.00
     Pro forma net tangible book value per share as of December
      31, 1999.................................................... $0.18
     Increase in pro forma net tangible book value per share
      attributable to new investors...............................  1.20
                                                                   -----
   Pro forma net tangible book value per share after this
    offering......................................................         1.38
                                                                         ------
   Dilution per share to new investors............................       $ 8.62
                                                                         ======

   The following table summarizes, on a pro forma basis as of December 31, 1999, the number of shares of common stock purchased from us, the total consideration paid or to be paid, and the average price per share paid or to be paid by existing stockholders and by new investors, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us:

                                                                         Average
                                   Shares Purchased  Total Consideration  Price
                                  ------------------ -------------------   Per
                                    Number   Percent   Amount    Percent  Share
                                  ---------- ------- ----------- ------- -------
   Existing stockholders......... 32,184,512    87%  $11,001,729    18%  $ 0.34
   New investors.................  5,000,000    13    50,000,000    82    10.00
                                  ----------   ---   -----------   ---
     Total....................... 37,184,512   100%  $61,001,729   100%  $ 1.64
                                  ==========   ===   ===========   ===   ======

   The table above assumes no exercise of outstanding stock options. We have an aggregate of 5,430,842 shares of common stock currently reserved for issuance under our stock option plans, of which 4,539,000 shares are subject to outstanding options at a weighted average exercise price of $2.45 per share. In addition, 945,982 shares are subject to additional outstanding options at an exercise price of $0.0025 per share. To the extent outstanding options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with our financial statements and the notes to our financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statements of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999, are derived from our financial statements that have been audited by KPMG LLP, independent auditors, which are included elsewhere in this prospectus. The statement of operations data for the period from August 20, 1996 (inception) to December 31, 1996 and the balance sheet data as of December 31, 1996 and 1997 are derived from our unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results for the unaudited periods presented. The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal year.

                                Period from
                                 August 20,
                                    1996
                               (inception) to     Year ended December 31,
                                December 31,  ----------------------------------
                                    1996         1997        1998        1999
                               -------------- ----------  ----------  ----------
                                (dollars in thousands, except per share data)
Statement of Operations Data:
Revenue......................    $      166   $    1,322  $    2,390  $    9,952
Cost of revenue..............            39          379         712       2,669
                                 ----------   ----------  ----------  ----------
Gross profit.................           127          943       1,678       7,283
Operating expenses:
  Sales and marketing........           --           174         434       2,811
  Research and development...           --           --          149         729
  General and administrative
   (exclusive of $187 and
   $402 in 1998 and 1999,
   reported below as
   amortization of deferred
   stock compensation).......           140          720         987       2,762
  Amortization of deferred
   stock compensation........           --           --          187         402
                                 ----------   ----------  ----------  ----------
Total operating expenses.....           140          894       1,757       6,704
                                 ----------   ----------  ----------  ----------
Operating income (loss)......           (13)          49         (79)        579
Other income, net............           --            (1)         (3)        101
Income tax expense (benefit).           --            29         (17)        298
                                 ----------   ----------  ----------  ----------
Net income (loss)............    $      (13)  $       19  $      (65) $      382
                                 ==========   ==========  ==========  ==========
Basic and diluted earnings
 (loss) per share............        $(0.00)  $     0.00  $    (0.00) $     0.01
                                 ==========   ==========  ==========  ==========
Weighted average shares used
 in computing basic earnings
 (loss) per share(1).........    28,782,666   28,782,666  28,782,666  26,754,244
Weighted average shares used
 in computing diluted
 earnings (loss) per share...    28,782,666   28,782,666  28,782,666  27,771,262
Pro forma basic and diluted
 earnings per share..........                                         $     0.01
                                                                      ==========
Shares used in computing pro
 forma basic earnings per
 share(2)....................                                         31,628,576
Shares used in computing pro
 forma diluted earnings
 per share(2)................                                         32,645,594

                                                       As of December 31,
                                                    ---------------------------
                                                    1996  1997   1998    1999
                                                    ----  ----  ------  -------
                                                         (in thousands)
Balance Sheet Data:
Cash and cash equivalents and short-term
 investments .....................................  $ 13  $271  $  120  $ 6,304
Working capital...................................   (16)  (75)   (154)   5,019
Total assets......................................    67   400   1,077    9,934
Billings in excess of revenues earned on contracts
 in progress......................................   --    --      214    2,026
Capital lease obligations, less current portion...   --     15       2       84
Convertible participating preferred stock.........   --    --      --    10,600
Total shareholders' equity (deficit)..............   (13)   (6)     55   (4,874)

--------
(1) See Note 10 of Notes to Financial Statements for an explanation of the determination of the number of shares used to compute basic and diluted earnings (loss) per share.

(2) Shares used in computing pro forma basic and diluted earnings per share include the shares used in computing basic and diluted earnings (loss) per share adjusted for the conversion of our convertible preferred stock to common stock, as if the conversion occurred at the date of original issuance.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis of the financial condition and results of operations of Click Commerce in conjunction with "Selected Financial Data" and Click Commerce's financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   Click Commerce is a leading provider of business-to-business electronic commerce enterprise channel management solutions for manufacturing companies. Our software products and services automate all forms of communication and business processes across the distribution channel, allowing manufacturers to leverage the power of the Internet to provide their channel partners real-time access to products, services and information.

   We commenced operations on August 20, 1996. During the period from our inception until December 1996, we were primarily engaged in developing our software. We sold and implemented the first Click Commerce Extranet Manager in the first quarter of 1998. Today, we have implemented our extranet for 20 customers.

   Our revenue is derived from sales of licenses of our Click Commerce solution, comprised of the Extranet Manager and 80 applications, needs analyses and maintenance and support. We generally license our software on a perpetual basis. Revenue from the sale of software licenses is recognized on a percentage completion basis as services are performed to customize and install the software under fixed price contracts. The percentage completed is measured by the percentage of labor hours incurred to date in relation to estimated total labor hours for each contract of sale. License fees are billed as various milestones are reached during the contract, typically upon signing, at initial testing, and upon completion of the installation. Maintenance service, which includes the right to receive product upgrades on a when-and-if available basis, is sold separately under contracts that are renewable annually. We anticipate that we will sell maintenance service to most, but not all customers. We recognize maintenance service revenue ratably over the contract period, typically one year. Maintenance fees are generally billed annually in advance. As part of the sales process we perform a needs analysis for the potential customer on a fixed fee basis. Revenue from needs analyses is recognized as the work is performed.

   We record cash receipts from customers and billed amounts due from customers in excess of recognized revenue as billings in excess of revenues earned on contracts in progress. The timing and amount of cash receipts from customers can vary significantly depending on specific contract terms and can therefore have a significant impact on the amount of billings in excess of revenues at the end of any given period.

   Cost of revenue includes salaries and related expenses for our project management and technical support personnel who provide customization and installation services to our customers and an allocation of business consulting personnel salaries and data processing and overhead costs.

   Our operating expenses are classified into four general categories: sales and marketing, research and development, general and administrative and amortization of deferred stock compensation. Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, sales commissions, travel, public relations and marketing materials. Research and development expenses consist primarily of personnel costs to support product development. General and administrative expenses consist primarily of salaries and other related costs for executive management, finance and administrative employees, legal and accounting services and facilities-related expenses. Amortization of deferred stock compensation represents the amortization over the related service period of the difference between the exercise price of options granted and the estimated fair market value of the underlying common stock on the date of grant.

   We had 25 full-time employees as of December 31, 1998 and 106 full-time employees as of March 27, 2000. We intend to hire approximately an additional 75 to 100 employees in fiscal 2000, and intend to focus our recruiting efforts in the area of sales and marketing and project management. We will also hire a number of business consultants who perform needs analyses. This expansion will continue to place significant demands on our management and operational resources. To manage this rapid growth and increased demand, we must invest in and implement scalable operational systems, procedures and controls. We must also be able to recruit qualified candidates to manage our expanding operations. We expect future expansion to continue to challenge our ability to hire, train, manage and retain our employees.

   Our limited operating history makes the prediction of future operating results very difficult. We sold and implemented the first Click Commerce Extranet Manager in the first quarter of 1998. We believe that period-to-period comparisons of operating results should not be relied upon as predictive of future performance. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies at an early stage of development, particularly companies in new and rapidly evolving markets. We may not be successful in addressing such risks and difficulties. Although we have experienced significant percentage growth in revenues in recent periods, we believe that prior growth rates may not be sustainable or indicative of future operating results.

Results of Operations

   The following table represents selected financial data for the years indicated as a percentage of total revenue.

                                                             Year ended
                                                            December 31,
                                                          --------------------
                                                          1997   1998    1999
                                                          -----  -----   -----
      Percentage of Total Revenue:
      Revenue............................................ 100.0% 100.0%  100.0%
      Cost of revenue....................................  28.7   29.8    26.8
                                                          -----  -----   -----
      Gross profit.......................................  71.3   70.2    73.2
      Operating expenses:
        Sales and marketing..............................  13.2   18.2    28.2
        Research and development.........................   0.0    6.2     7.4
        General and administrative (exclusive of
         amortization of deferred stock compensation
         reported below).................................  54.5   41.3    27.8
        Amortization of deferred stock compensation......   0.0    7.8     4.0
                                                          -----  -----   -----
      Total operating expenses...........................  67.7   73.5    67.4
                                                          -----  -----   -----
      Operating income (loss)............................   3.7   (3.3)    5.8
      Other income (expense).............................  (0.1)  (0.1)    1.0
                                                          -----  -----   -----
      Income (loss) before income taxes..................   3.6   (3.4)    6.8
      Income tax expense (benefit).......................   2.2   (0.7)    3.0
                                                          -----  -----   -----
      Net income (loss)..................................   1.4%  (2.7)%   3.8%
                                                          =====  =====   =====

  Comparison of year ended December 31, 1999 to year ended December 31, 1998

  Revenue

   Total revenue increased to $10.0 million for the year ended December 31, 1999 from $2.4 million for the year ended December 31, 1998. This increase of approximately $7.6 million, or 316%, was primarily due to an increase in our software license revenue based upon:

  . an increase in the number of new customers;

  . additional sales to existing customers;

  . an increase in average contract size; and

  . an increase in the number of applications offered by us.

   We also had increased revenue from our consulting services and maintenance contracts.

  Cost of Revenue

   Cost of revenue increased approximately $2.0 million, or 275%, to $2.7 million for the year ended December 31, 1999 from $712,000 for the year ended December 31, 1998. This increase was attributable to increased salary and related expenses for project management personnel, which increased from approximately $627,000 in fiscal 1998 to approximately $2.5 million in fiscal 1999

  Operating Expenses

   Sales and Marketing. Sales and marketing expenses increased by approximately $2.4 million, or 547%, to $2.8 million for the year ended December 31, 1999 from $435,000 for the year ended December 31, 1998. The increase in sales and marketing expenses is primarily attributable to an increase in the number of sales and marketing employees from eight at the end of fiscal 1998 to twenty-two at the end of fiscal 1999, and to the establishment of marketing programs in fiscal 1999, which resulted in an increase in spending from $26,000 in fiscal 1998 to approximately $590,000 in fiscal 1999. We expect these expenses to significantly increase as we expand our sales and marketing efforts, including opening offices in Europe.

   Research and Development. Research and development expenses increased by approximately $580,000, or 388%, to $729,000 for the year ended December 31, 1999 from $149,000 for the year ended December 31, 1998. This increase is attributable to the increase in the number of product development, quality assurance and documentation personnel to support our product development efforts from three at the end of fiscal 1998 to fourteen at the end of fiscal 1999. We believe that continued investment in research and development is critical to attain our strategic objectives, and, as a result, we expect research and development expenses to increase significantly in future periods. To date, all software development costs have been expensed in the period incurred.

   General and Administrative. General and administrative expenses increased by approximately $1.8 million, or 180%, to $2.8 million for the year ended December 31, 1999 from $1.0 million for the year ended December 31, 1998. This increase is primarily attributable to an increase in our management and other administrative personnel from three at the end of fiscal 1998 to thirteen at the end of fiscal 1999. We believe general and administrative expenses will increase significantly in future periods, as we expect to add personnel to support our expanding operations, incur additional costs related to the growth of our business.

   Amortization of Deferred Stock Compensation. We have recorded deferred compensation for the difference between the exercise price of some stock option grants and the deemed fair value of our common stock at the time of such grants. We amortized this amount over the vesting periods of the applicable options, resulting in amortization expense of $402,000 for the year ended December 31, 1999 compared to $187,000 for the year ended December 31, 1998.

  Other Income (Expense)

   For the year ended December 31, 1999, we earned $100,000 in other income, net, an increase of $103,000 from the year ended December 31, 1998. This increase was due to an increase in interest income of $105,000, partially offset by an increase of $2,000 in other expense.

  Comparison of year ended December 31, 1998 to year ended December 31, 1997

  Revenue

   Total revenue increased to $2.4 million for the year ended December 31, 1998 from $1.3 million for the year ended December 31, 1997. This increase of approximately $1.1 million, or 81%, was primarily due to an increase in our software license revenue based upon:

  . an increase in the number of new customers;

  . an increase in average contract size; and

  . an increase in the number of applications offered by us.

   We also had increased revenue from our consulting services and maintenance contracts.

  Cost of Revenue

   Cost of revenue increased by approximately $333,000, or 88%, to $712,000 for the year ended December 31, 1998 from $379,000 for the year ended December 31, 1997. This increase was primarily attributable to increased salary and related expenses for project management personnel, which increased from approximately $329,000 in fiscal 1997 to approximately $627,000 in fiscal 1998.

 Operating Expenses

   Sales and Marketing. Sales and marketing expenses increased by approximately $261,000, or 150%, to $435,000 million for the year ended December 31, 1998 from $174,000 for the year ended December 31, 1997. This increase was primarily attributable to an increase in salary and the related costs of $158,000.

   Research and Development. Research and development expenses increased by $149,000 to $149,000 for the year ended December 31, 1998. Product development costs in 1997 were directly related to customer contracts and classified as cost of revenue.

   General and Administrative. General and administrative expenses increased by approximately $267,000, or 37%, to $987,000 for the year ended December 31, 1998 from $720,000 for the year ended December 31, 1997. This was primarily attributable to an increase of approximately $245,000 in overhead and other general corporate costs.

   Amortization of Deferred Compensation Expense. We have recorded deferred compensation for the difference between the exercise price of certain stock option grants and the deemed fair value of our common stock at the time of such grants. We amortized this amount over the vesting periods of the applicable options, resulting in amortization expense of $187,000 for the year ended December 31, 1998. There was no amortization expense in 1997.

Quarterly Results of Operations

   The following table presents our unaudited quarterly operating results for each of the last eight quarters, both in absolute dollars and as a percentage of our total revenue for each quarter. This information has been derived from our unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements contained in this prospectus and include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of such information. You should read this information in conjunction with our annual audited financial statements and related notes appearing elsewhere in this prospectus. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                                     Three months ended
                          -------------------------------------------------------------------------
                          Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31,
                            1998     1998     1998      1998     1999     1999     1999      1999
                          -------- -------- --------- -------- -------- -------- --------- --------
                                                       (in thousands)
Revenue.................    $331     $354     $843     $ 862    $1,534   $1,608   $2,092    $4,717
Cost of revenue.........      71      143      205       293       277      489      689     1,214
                            ----     ----     ----     -----    ------   ------   ------    ------
Gross profit............     260      211      638       569     1,257    1,119    1,403     3,503
Operating expenses:
 Sales and marketing....      24       75      117       218       214      397      766     1,433
 Research and
  development...........      23       18       25        83        75      147      175       332
 General and
  administrative
  (exclusive of
  amortization of
  deferred stock
  compensation reported
  below)................     265      183      230       309       283      529      773     1,177
 Amortization of
  deferred stock
  compensation..........      --       --       --       187        92      294       16       --
                            ----     ----     ----     -----    ------   ------   ------    ------
Total operating
 expenses...............     312      276      372       797       664    1,367    1,730     2,942
                            ----     ----     ----     -----    ------   ------   ------    ------
Operating income (loss).     (52)     (65)     276      (228)      593     (248)    (327)      561
Other income (expense)..      (2)      (2)      (1)        2         1        1       54        45
                            ----     ----     ----     -----    ------   ------   ------    ------
Income (loss) before
 income taxes...........     (54)     (67)     265      (226)      594     (247)    (273)      606
Income tax expense
 (benefit)..............     (11)     (14)      54       (46)      260      (20)    (152)      210
                            ----     ----     ----     -----    ------   ------   ------    ------
Net income (loss).......    $(43)    $(53)    $211     $(180)   $  334   $ (227)  $ (121)   $  396
                            ====     ====     ====     =====    ======   ======   ======    ======

                                              As a Percentage of Total Revenue
                          -------------------------------------------------------------------------
                          Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31,
                            1998     1998     1998      1998     1999     1999     1999      1999
                          -------- -------- --------- -------- -------- -------- --------- --------
Revenue.................   100.0%   100.0%    100.0%   100.0%   100.0%   100.0%    100.0%   100.0%
Cost of revenue.........    21.5     40.4      24.3     34.0     18.1     30.4      32.9     25.7
                           -----    -----     -----    -----    -----    -----     -----    -----
Gross profit............    78.5     59.6      75.7     66.0     82.0     69.6      67.1     74.3
Operating expenses:
 Sales and marketing....     7.3     21.2      13.9     25.3     14.0     24.7      36.6     30.4
 Research and
  development...........     6.9      5.1       2.9      9.6      4.9      9.1       8.4      7.0
 General and
  administrative
  (exclusive of
  amortization of
  deferred stock
  compensation reported
  below)................    80.0     51.7      27.3     35.8     18.4     32.9      37.0     25.0
 Amortization of
  deferred stock
  compensation..........      --       --        --     21.7      6.0     18.3       0.7       --
                           -----    -----     -----    -----    -----    -----     -----    -----
Total operating
 expenses...............    94.2     78.0      44.1     92.4     43.3     85.0      82.7     62.4
                           -----    -----     -----    -----    -----    -----     -----    -----
Operating income (loss).   (15.7)   (18.4)     31.5    (26.4)    38.6    (15.4)    (15.6)    11.9
Other income, (expense).    (0.6)    (0.6)     (0.1)     0.2      0.1      0.1       2.6      0.9
                           -----    -----     -----    -----    -----    -----     -----    -----
Income (loss) before
 income taxes...........   (16.3)   (19.0)     31.4    (26.2)    38.7    (15.3)    (13.0)    12.8
Income tax expense
 (benefit)..............    (3.3)    (4.0)      6.4     (5.3)    16.9     (1.2)     (7.3)     4.4
                           -----    -----     -----    -----    -----    -----     -----    -----
Net income (loss).......   (13.0)   (15.0)     25.0    (20.9)    21.8    (14.1)     (5.7)     8.4
                           =====    =====     =====    =====    =====    =====     =====    =====

Liquidity and Capital Resources

   Since inception, our cash requirements have been funded by cash flow from operations and, to a lesser extent, from equipment financings. At December 31, 1999, we had $6.3 million in cash, cash equivalents and short-term investments, and $5.0 million in working capital.

   Net cash provided by operating activities was approximately $357,000 in fiscal 1997, approximately $8,000 in fiscal 1998 and approximately $2.1 million in fiscal 1999.

   Net cash used in investing activities was approximately $3.4 million in fiscal 1999, approximately $141,000 in fiscal 1998, and approximately $100,000 in fiscal 1997. Cash used in investing activities reflects purchases of short-term investments of $2.9 million and purchases of property and equipment in each period. Capital expenditures were approximately $482,000 in fiscal 1999, approximately $139,000 in fiscal 1998, and approximately $49,000 in fiscal 1997. Our capital expenditures consisted of purchases of operating resources to manage our operations, including computer hardware and software, office furniture and equipment and leasehold improvements. We expect that our capital expenditures will continue to increase in the future. In connection with the relocation of our headquarters, we are planning to incur approximately $300,000 in leasehold improvements and furniture and equipment purchases.

   Net cash from financing activities was approximately $4.6 million for the year ended December 31, 1999, primarily reflecting net cash proceeds from sales of convertible preferred stock of $10.6 million partially offset by redemption of common stock of $6.0 million. Net cash used in financing activities was $21,000 in 1998 and $50,000 in 1997. In April 1999, we entered into a new revolving credit facility to borrow up to a maximum principal amount of $1.0 million. In March 2000, we renewed and increased borrowing amounts under this facility to $3.0 million. As of December 31, 1999, we had not borrowed under this facility. In January 2000, we obtained a letter of credit under this facility totaling $500,000 to secure a new office lease. This letter of credit is renewable annually and declines by $100,000 on the second, third and fourth anniversaries of the lease and then declines to $38,130 on the fifth anniversary until the lease expires in August 2005.

   We expect to experience significant growth in our operating expenses, particularly research and development and sales and marketing expenses, for the foreseeable future in order to execute our business plan. As a result, we anticipate that such operating expenses will constitute a material use of our cash resources. In addition, we may use cash resources to fund strategic investments in complementary businesses or technologies. We believe that the net proceeds from the sale of common stock in this offering, together with our existing working capital immediately prior to this offering and our revolving promissory note, will be sufficient to meet our working capital and operating expenditure requirements for at least the next twelve months. We have adequate cash available to fund our operations for the next twelve months without the proceeds from this offering, although we would be required to reduce or delay our current expansion plans. We have no current plans to raise additional equity during the next twelve months, although such plans are subject to business and market conditions. Thereafter, we may find it necessary to obtain additional equity or debt financing, although we do not currently foresee a need for additional cash resources for long-term needs. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

Qualitative and Quantitative Disclosures About Market Risk

   We develop products in the United States and market our products and services in the United States; however we intend to begin marketing and selling our products and services in Europe. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Substantially all of our sales are currently made in U.S. dollars; a strengthening of the dollar could make our products and services less competitive in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is no material risk exposure. Therefore, no quantitative tabular disclosures are required.

Impact of Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes a comprehensive standard for the recognition and measurement of derivative instruments and hedging activities. This pronouncement will require us to recognize derivatives on our balance sheet at fair value. Changes in the fair values of derivatives that qualify as cash flow hedges will be recognized in other comprehensive income until the hedged item is recognized in earnings.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements that was amended by SAB No. 101A, which is effective no later than our second quarter of fiscal 2000.

   We do not expect the adoption of these recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flows.

                                   BUSINESS

   This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in such forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

Overview

   We are a leading provider of business-to-business software products and integration services that use the Internet to connect manufacturing companies with their distribution channel partners. Our software products and services enable large, global manufacturers to effectively manage and engage in collaborative business-to-business e-commerce throughout their distribution channels. We develop, implement and support customized "extranets," which are secure systems that use the Internet to connect manufacturers with all participants in the chain of distribution who have a password and an Internet browser. These channel partners include:

  .  distributors;

  .  dealers;

  .  retailers;

  .  original equipment manufacturers;

  .  resellers;

  .  service centers and contractors;

  .  channel partners' employees; and

  .  channel partners' customers.

By providing an easy way for channel partners to communicate and transact business, our solution enables manufacturers to take advantage of the speed and power of the Internet to strengthen and broaden their relationships with their channel partners, as well as their customers, through real-time, twenty-four hour access to information and ability to process transactions.

   Manufacturers provide sales, service and after-market support for manufactured goods through complex distribution channels. While the Internet may alter many historic distribution channels, we believe that certain products -- particularly complex or specialized manufactured goods -- will continue to require regional and/or local sales, service and after-market support. Accessed through readily available Internet browsers, our solution permits faster and more accurate transaction processing and communication than traditional methods such as paper, phone and fax communications, because information need not be transcribed by employees. Our solution reduces the hidden costs of errors and delays in information delivery by reducing the need for human involvement. We believe that providing information and transacting business over the Internet can improve the commercial relationships among a manufacturer and its distribution channel partners and provide benefits to all participants in the distribution channel by improving efficiency, financial performance, customer service and brand loyalty.

   The Click Commerce solution, comprised of the Extranet Manager and 80 applications, automates communication and business processes across the distribution channel. The Click Commerce solution is personalized to each individual user, accommodating, for example, each user's language, time zone and currency preferences. Manufacturers using our solution can receive and track orders, provide warranty information and provide product and pricing information to their channel partners. Our solution is specifically designed for the Internet and integrates with existing back-office computer systems, without requiring significant additional technology expenditures. We believe that our solution is especially appealing to large manufacturing companies because it can usually be designed and implemented in approximately 120 days, which we believe is significantly faster than the implementation time required for most competing business-to-business e-commerce solutions.

   We currently market all of our products and services through our direct sales force primarily to large, global manufacturing companies. In addition, we recently have begun to enter into joint marketing agreements with business consultants and resellers who have expertise in the industry and existing client contacts. We believe that these relationships will help increase the market penetration and acceptance of our Click Commerce solution.

Industry Background

   Growth of the Internet and Business-to-Business Electronic Commerce

   The emergence of the Internet is changing the way businesses and consumers communicate and transact business. We believe that Internet-based business-to-business e-commerce is poised for rapid growth. In a recent study, Forrester Research predicts that business-to-business e-commerce will grow from $406 billion in 2000 to $2.7 trillion in 2004, accounting for more than 90% of the dollar value of e-commerce in the United States by 2003. In another Forrester study of manufacturing companies with extranets already in place, 80% of the study's participants indicated that they expect to connect to all of their channel partners through extranets within two years. The study's participants believe that they have already reduced channel support costs by an average of 16% and increased sales by an average of 6% through their extranets. The participants anticipate that within two years their extranets will allow them to reduce channel support costs by an average of 32% and increase sales by an average of 17%. International Data Corporation estimates that the worldwide market for Internet-based applications that facilitate e-commerce will grow from $1.7 billion in 1999 to $13.2 billion in 2003.

   Limitations of Existing Enterprise Channel Management Solutions

   Traditional phone, fax and paper-based communications systems are inherently labor intensive, inefficient and prone to error. Our customers' experiences have demonstrated that these traditional phone, fax and paper-based communications systems limit a manufacturer's ability to take advantage of revenue increasing opportunities. Manufacturers must allocate significant resources and time to the manual entry of information from faxed or phoned-in purchase orders and the manual processing of paper checks, invoices and shipping notices. Further, the large volume of paper generated by these transactions and the mass of information to be sorted and processed frequently results in hidden costs such as errors and delays in information delivery. Change is also difficult to implement on a timely basis without incurring significant costs. For example, if a manufacturer produces a paper-based catalog, it cannot quickly or inexpensively inform customers of changes in product offerings, availability or pricing. In addition, the manufacturer and members of its distribution network have limited capability to track orders, inventory, warranties and other information or to compile useful databases using paper-based or semi-automated processes. Using these standard forms of communication, manufacturers and their business partners are unable to exchange information on a real-time basis, and as a result, potential customers do not have easy access to the information needed to transact business with the manufacturer or its channel partners. Manufacturers may also be unable to tap into new revenue streams that exist due to restraints imposed by differences in language and time zone, barriers that traditional methods cannot easily overcome.

   Companies have worked to develop technologies and software to overcome the problems and limitations presented by traditional forms of communication and processes to transact business. Many companies have developed internally or purchased enterprise resource planning software as a means to better manage their businesses. Enterprise resource planning software systems are used for identifying and planning a company's resources needed to fill customer orders. These systems, however, have not traditionally been Web-enabled and were not originally designed to communicate outside of an enterprise, and therefore do not provide real-time communication with business partners. In addition, enterprise resource planning software systems are expensive and take a significantly long time to implement, typically anywhere from 12 to 24 months depending on the complexity of the system and the size of the company.

   Electronic data interchange attempted to solve the problem of facilitating real-time communication by providing a means for the paperless exchange of documents between a company and its customers, such as purchase orders, shipment authorizations, advanced shipment notices and invoices. Electronic data interchange is inflexible because it is based on pre-defined, fixed data formats that are not easily adjusted. Electronic data interchange systems also typically require the use of expensive and proprietary communications networks, and electronic data interchange software often requires difficult and time-consuming point-to-point integration. In addition, electronic data interchange is not readily "scalable," or able to run on multiple servers to accommodate a larger number of users, for large numbers of small business partners, and because information is stored and sent at specific time intervals, known as batched processes, it lacks real-time data exchange capability.

   We believe that the solution that manufacturers, and businesses in general, require is one that allows them to conduct commerce through a communications network that integrates all aspects of the distribution channel and takes advantage of existing back-office computer systems. In addition, companies need to be able to easily exchange information and conduct transactions across the Internet securely, reliably and in real-time. The solution must be flexible enough to meet the unique business process requirements of large, multi-national organizations with complex distribution channels and must be highly scalable and rapidly deployable.

The Click Commerce Solution

   The Click Commerce products and integration services enable large, global manufacturers to manage their distribution channels and effectively engage in business-to-business e-commerce. Our software creates the infrastructure necessary to allow global enterprises to extend their organizations to any member of a business partner network. Using our products that are customized to the manufacturer's specific requirements, dealers, distributors, retailers, original equipment manufacturers, resellers, service centers and contractors, each of their respective employees, and all of their customers can be connected and can engage in collaborative commerce. Businesses using our software have the ability to securely deliver information and transact business on a real-time basis, across multiple languages, time zones or currencies, twenty-four hours a day, seven days a week.

   Our software is specifically designed for the Internet and can be readily integrated with existing back-office computer systems without requiring significant additional expenditures. Click Commerce software is not dependent upon every member of a business partner network using the same technologies. We are able to meet the unique and diverse needs of our clients through multiple applications and features. We offer 80 applications in the following categories:

  . marketing,

  . financing,

  . catalog,

  . order,

  . inventory,

  . accounting,

  . training,

  . service,

  . warranty, and

  . reporting.

   In addition, our customers can add applications to their existing systems as their businesses expand and needs change. All of our applications are available in multiple languages, such as:

  . English,

  . Spanish,

  . French,

  . Portuguese,

  . German,

  . Italian,

  . Dutch,

  . Danish,

  . Norwegian,

  . Swedish,

as well as in multiple currency formats. In addition, following a 4 to 6 week needs analysis, we can usually implement our solution in approximately 120 days, which we believe is significantly faster than the implementation time required for most competing business-to-business e-commerce solutions.

   We believe that the Click Commerce solution provides our clients with the following benefits:

   Improved Relationships with Channel Partners and Consumers

   Our solution helps manufacturers build stronger relationships with their channel partners by making it easier to exchange information and transact business with each other. With our solution, even the smallest of channel partners can effectively maintain a direct relationship with the manufacturer. In addition, our solution allows manufacturers and their channel partners to make a direct connection with consumers where one might not have previously existed. This allows manufacturers to effectively build brand awareness and brand loyalty and potentially target consumers with ancillary sales such as parts, accessories and financing. We believe that the ease with which channel partners can securely transact business and exchange information with the manufacturer quickly translates into a significant competitive advantage for our customers.

   Rapid Implementation

   The Click Commerce solution is designed to be implemented rapidly by leveraging our customers' existing back-office computer systems. Following a 4 to 6 week needs analysis, we can usually implement our solution in approximately 120 days, which we believe is significantly faster than the implementation time required for most competing business-to-business e-commerce solutions. We customize ready-built applications from our inventory of 80 applications; our competitors custom-build software products or use technology tools, processes that require substantially more time than our approach. This rapid implementation capability allows our customers to quickly meet the changing competitive demands resulting from the increased prevalence of the Internet. We strive to provide our customers with the best business-to-business e-commerce enterprise channel management solution in place in the shortest period of time.

   Improved Efficiency and Reduced Operating Cost

   The direct connection with channel partners and the automation of multiple processes afforded by our software products enables our customers to reduce personnel costs in areas such as call centers, regional offices, sales support and administration. Transaction costs should also be lowered by the reduced need for manual entry of information from faxed and phoned-in purchase orders and manual processing of paper checks, invoices and shipping notices. In addition, error rates should be reduced by the reduction in human involvement. The fact that our customers can communicate and transact business in real-time with their channel partners may also allow them to reduce the time it takes them to fulfill orders and to maintain lower inventories.

   Improved Revenue Opportunities

   Our products and services can help manufacturing companies increase market share by making them more accessible to channel partners, which facilitates follow-on sales. We believe, based on reports from

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


manufacturers, that companies often lose sales to competitors not because of pricing, quality or availability, but due to the fact that it may be more convenient for the channel partner to do business with a competitor. The greater reach and broader access manufacturers have to new and existing customers using our extranet also enables manufacturers to conduct focused marketing and promotional campaigns, as well as targeted add-on sales, such as repair, maintenance and other value-added services. Because of the closer relationships through improved communications that our extranet builds, we believe that our customers are able to capture a larger portion of these follow-on sales.

The Click Commerce Growth Strategy

   Our objective is to create the leading business-to-business e-commerce enterprise channel management solution that automates the business processes between a manufacturer and its channel partners. Key elements of our strategy to achieve this objective include:

   Target Large, Global Manufacturers

   We believe, based on the number and breadth of applications we offer, we have developed the most comprehensive business-to-business extranet solution for the manufacturing sector currently available. By focusing on the complex needs of large manufacturers, we provide them with significant competitive advantages, such as the benefits described above, through effectively managing their complex distribution networks. We specifically target divisions of these large manufacturers. Once we have sold to a division, there are numerous opportunities to sell to other divisions within the organization. We believe that this provides us with significant leverage in our sales model. We intend to continue to primarily target large, multi-national corporations and to benefit from our first-mover advantage with many of these organizations.

   Expand Sales Efforts to Drive Market Penetration

   All of the revenue recognized in fiscal 1999 was generated by our original sales force, consisting of three individuals. We currently have 15 people dedicated to sales located in Chicago, Illinois; Boston, Massachusetts; Del Mar, California; Atlanta, Georgia; Detroit, Michigan; Dallas, Texas; New York, New York; and Amsterdam, Holland. We believe that a tremendous opportunity exists to both sell to new clients and to sell additional applications and features to our existing customer base. To complement our direct sales efforts, we use methods such as telemarketing, direct mail campaigns, Web site marketing and speaking engagements to build market awareness of our brand name and our products. We believe that by increasing the size of our sales force, we can target a broader base of potential clients and further develop relationships within our existing client base.

   Expand International Presence

   We plan to aggressively pursue a global strategy that leverages our products' strength as well as our existing customer relationships with multinational corporations. We believe there exist significant international opportunities for our software and services due to the distribution channel complexity that arises from multicurrency and multilingual business environments. We also believe that the multi-national focus of our existing customer base will provide us with a strong foothold in the international market. We have sales and telemarketing representatives currently located in Munich and Amsterdam selling Click Commerce software products and services. We plan to open sales offices in both of these locations in April 2000 and will continue to expand our international marketing efforts to address the range of international markets and applications for our Click Commerce solution.

   Develop Strategic Relationships

   We believe that in order to fully take advantage of our capabilities, rapidly increase our revenues and enhance our Click Commerce suite of software applications, we will need to continue to seek to enter into agreements with a number of business consultants and resellers that provide for joint marketing of our solution. By entering into these relationships, we intend not only to take advantage of the expertise of these business

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


associates but also to market our solution to their client base. Our current marketing agreements are with Compaq Computer Corporation and Cap Gemini America, Inc. We have also entered into a letter of intent with Andersen Consulting to execute a more extensive definitive joint marketing agreement. In addition, we have entered into agreements with technology companies to provide components for our software products and we intend to pursue additional relationships as new technologies and standards emerge to further improve our software and the rapid implementation of our solution.

   Provide Supplementary Value-Added Services For Our Extranet Customers

   We plan to introduce new products and service offerings in areas such as electronic publishing, content management, community management, system outsourcing and auction services to complement the overall enterprise channel management extranet solution. With the introduction of these new products and services, we intend to expand sales to existing customers and strengthen our recurring revenue model. We also believe that these new product and service offerings will increase brand loyalty among our clients.

Click Commerce Products and Services

   The Click Commerce Suite

   The Click Commerce suite is an extranet-based application suite that forms the backbone of our business-to-business e-commerce enterprise channel management solutions. We develop, implement and support customized extranets, which are secure systems that use the Internet to connect manufacturers with their channel partners, which include distributors, dealers, retailers, original equipment manufacturers, resellers, service centers and contractors, their respective employees, and finally, their customers. The Click Commerce solution is comprised of the Click Commerce Extranet Manager and the Click Commerce Applications.

   The Click Commerce Extranet Manager

   To power the applications and effectively integrate them with a client's existing internal computer systems, the Click Commerce Extranet Manager controls access to our customers' sites, manages sessions and administrative tasks, and ensures that users see information targeted to their location, job function and language. The Click Commerce Extranet Manager allows each department or division of a manufacturing company to control its own content on the extranet, so it is faster and easier for businesses to keep information current and relevant. In addition, extranet applications, whether one of our 80 applications or a supported third-party application, may be enabled by the Click Commerce Extranet Manager.

  The Click Commerce Extranet Manager is comprised of the following components:

     Click Commerce Application Manager. The Click Commerce Application Manager is the graphical interface that our customers' network administrators use to control access privileges for Click Commerce applications. Using the Application Manager, an administrator can define pages on the extranet a user may view and what transactions or operations a user may execute. The Application Manager is also used to define what level of information a user may view. For example, a corporate manager might have access to view companywide open orders, but a branch office employee would be limited to viewing branch orders. Finally, Click Commerce applications often use special attributes to make decisions on what content to show to a user. The Application Manager allows an administrator to assign and modify these attributes associated with a user.

   The Click Commerce Application Manager compiles system logging information on a real-time basis using an extensive statistical and tracking package. Additional features that we believe differentiate the Application Manager from competing software are bulk e-mail, language administration and user affiliation sorting. Although competitors provide bulk email capabilities, Click Commerce allows email to be targeted to groups of users based

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on the user's roles, company affiliations and other attributes. The Click
Commerce Application Manager also controls dynamic system entry pages, company news and promotions or other marketing content.

   Language administration consists of creating language definitions (e.g. Spanish) and creating specific translations for the "reference phrases" (e.g. Numero for "Customer Number") that are shown when one of the Click Commerce pages is generated. Click allows language phrases and translations to be managed by an administrator using the Click Commerce Application Manager. Application specific phrases are not embedded into resource files or executables. They can be changed at anytime and new languages may be added as required.

     Click Commerce Access Manager. The Click Commerce Access Manager performs authorization and authentication and manages every user session from login to logout. Session management software on the web server allows a user to log into a site and be tracked across numerous requests. At login Click Commerce verifies the user's credentials. If the user is valid, a record is created in the session manager software component and the new "session" is given a unique identifier. This identifier is sent back to the user's browser via a "cookie." For each visit of the user, the Access Manager verifies that the session identifier, sent from the browser, matches a valid managed session. If the session is no longer valid, due, for example, to inactivity of the user for a period of time, the user having logged off, or the user having never logged onto the system, access is denied. Each application can store information that is related to this session in variables that are stored in memory between subsequent page requests. Applications can also check if the user identified by the session can perform certain actions. The Click Commerce Access Manager controls access to Click Commerce applications and third party applications without having to modify them. External authentication resources can also be utilized to gain access to the extranet.

   The Click Commerce Access Manager is extremely efficient. It takes advantage of Microsoft Transaction Server technology enabling maximum "scalability," or the ability to run on multiple servers. Microsoft Transaction Server is Microsoft's technology that allows objects to be pooled for multiple applications. This limits the number of specific instances of an object needed and improves scalability of an application. When an application asks to use a particular object, Microsoft Transaction Server may use an object already instantiated by another application which isn't being used at the current time.

   Objects are pieces of software functionality encapsulated to allow for reuse. They are also referred to as components. An object presents a set of functions that are usable by other applications. Microsoft's object architecture is called ActiveX (or COM). Since our extranet uses ActiveX objects to encapsulate functionality, third-party or customer developers can quickly reuse our business logic. We build all objects to execute within the Microsoft Transaction Server environment. Thus, objects in our extranet are pooled by Microsoft Transaction Server. The Access Manager is an example of a Click Commerce system that uses other Click Commerce objects to perform its primary task (checking for authorization to a location on the extranet) thus taking advantage of the capabilities of Microsoft Transaction Server. The Click Commerce Access Manager uses high performance algorithms for user authentication, dynamic page access authorization and user session management. Dynamic page access authorization refers to the idea that every page in the Click Commerce application suite is dynamically generated at the time of the request (each page is an Active Server Page (ASP) script). This allows the content and operations to be customized for the user viewing the page. In Click Commerce, a user is authorized to see specific sections on the extranet. The Access Manager controls access to these dynamic pages and authorizes requests to these pages.

     Click Commerce Resource Library. The Click Commerce Resource Library is the component of the Click Commerce Extranet Manager that truly differentiates Click Commerce software from typical system management software. It is an open object software library that empowers either the 80 Click Commerce applications or supported third-party applications with critical information for building a global extranet. Objects enable real-time language translations, cryptography, usage logging, system and user attributes and information retrieval, and error handling. They then use these resources to provide an easier experience for the user reducing typing by automatically displaying user attributes such as phone, address and customer numbers.

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

   The objects in the Click Commerce Resource Library are the core building blocks for any extranet. They allow dynamic customization and provide the information infrastructure to build an easy-to-use global extranet.

   The Click Commerce Applications

   We offer 80 applications designed to provide specific functions to a user of our Internet-based solution. These applications support a manufacturer's business processes, all the way from pre-sales through after-market sales and support. Our applications can be purchased in packages or individually to accommodate each of our client's unique business requirements. In addition, our applications can be modified and enhanced as our clients' businesses grow and needs change. Below is a representative sample of some of our most widely used applications and the specific function each application provides.

  Marketing Applications: Our marketing applications target promotions and marketing messages to users and communities. We currently offer sixteen applications in our marketing package, including:

  . Promotions Manager: Allows manufacturers to upload promotional materials that can be targeted toward specific users--by geography or role. Promotions can run on a continuous or periodic basis.

  . Lead Management: Allows manufacturers to push sales leads down to the dealership/sales level. The dealer/salesperson then uses the extranet to report on the status of the lead. Reports are available to the manufacturer to determine channel partner utilization and responsiveness to the extranet system.

  . Literature Fulfillment: Allows the user to obtain relevant sales information "at a glance," such as competitive analyses, benefits, prices, options, schematics, dimensions and other pertinent information. Manufacturers using this application avoid the expense of distributing literature.

  Financing Applications: Our financing applications allow channel partners and their customers to arrange financing for product purchases. We currently offer six applications in our financing package, including:

  . Closed-End Financing: Allows users (e.g. consumers and dealers) to apply for closed-end financing packages online. Loan approval is communicated online in real-time.

  . Revolving Credit Application: Allows manufacturers that offer "branded" credit cards through their own lending arm or through external institutions to allow consumers to apply for credit online. Credit line approval is provided online and in real-time. As consumers visit the manufacturer's Web site for information on products, they can obtain pre-approval for purchases at the manufacturer's dealers/distributors. The branded card is a key component of a brand loyalty program and may be tied to other loyalty programs.

  . Forms Module: Creates on-line forms for purchase financing by buyers of vehicles, houses and other state and county-regulated transactions in the dealership environment. The key benefit of this application is the ability to offer and maintain correct forms for each locality as regulations change over time. This technology tracks the legal requirements and keeps the contract forms continually up-to-date with appropriate wording and disclaimers.

  Catalog: Our catalog applications allow channel partners and their customers to view and select products online and allow manufacturers to set and change pricing levels for different purchasers. We currently offer seven applications in our catalog package, including:

  . Product Catalog: An online catalog with pictures and descriptions of products, pricing and automatic links to a virtual shopping cart. Variable organization and search capability allow adaptation to a wide variety of uses.

  . Internet Price Management: Enables channel partners to establish pricing for parts and equipment that is sold over the Internet to independent dealers or consumers. Manufacturers can establish price by retail, wholesale, independent dealer account, product category, order volume and shipping method.

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  .  Price Query: Validates part numbers and retrieves price and availability information. When required, superseding part and obsolescence information is displayed.

  Order Management: These applications allow channel partners and their customers to purchase products and services and obtain real-time information regarding order status. We currently offer eleven applications in our order management package, including:

  . Shopping Cart and Checkout: Provides users with a virtual shopping cart that displays items, quantity and other pertinent information. The application includes a check-out procedure with options for sales tax calculation, choice of shipping methods, and display of shipping costs and method of payment.

  . Automatic Replenishment: Based on customers' order history, selected users receive notification of replenishment orders on a regular basis, along with suggested orders for items that are often ordered. This feature eliminates the need for users to monitor items that are commonly ordered.

  . Order/Ship Status: Allows the user to search current and past purchases and displays the order shipping status with links back to the related invoices when the account status package is purchased. Ship status allows the querying of a shipper's site (e.g. Federal Express, UPS) for shipment information without leaving the manufacturer's extranet.

  Inventory Management: These applications allow channel partners to check a manufacturer's inventory availability. We currently offer five applications in our inventory management package, including:

  . Inventory Availability: Allows a user to query inventory availability. Searches can be made by partial part number, description, and other delimiters if supported by existing back-office computer systems. The searches return the availability for the quantity requested and the price for a selected number of items.

  . Inventory Locator: Allows the dealer or consumer to search a dealer's inventory for items that match specific criteria, such as a product model or vehicle identification number, within a geographic range. The dealer or consumer can then purchase or transfer the selected items.

  . Unit Transfer: Relates to the inventory locator application; once a dealer has located a particular product/model within the manufacturer's partner network, a request for transfer can be made electronically. Both dealers then approve the transfer via the extranet, providing valuable information to the manufacturer.

  Accounting: These applications are an accounts receivable interface that provide information regarding account status and invoice history. We currently offer five applications in our accounting package, including:

  . Account Status: Allows the dealer/reseller to view its current and past months' account status to obtain current information about its credit line with the manufacturer.

  . Invoice Lookup: Allows for the search of invoices by month, date, part number and other criteria, with links back to the invoice details.

  . Electronic Funds Transfer: Allows the user to enter and maintain electronic funds transfer routing and authorization information that is used by the seller's fulfillment system. Electronic funds transfer can also be enabled via a button on the shopping cart or a button on the invoice display page which allows the customer to match an invoice to a payment.

  Training: These applications simplify the training registration and implementation process. They allow customers to rapidly educate their staff on product developments and infrastructure changes. We currently offer the following applications in our training package:

  . Registration and Scheduling: Allows the manufacturer to post training course schedules and allows channel partners to schedule and pay for training, check course status, change reservations and withdraw from scheduled courses.

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  .  Course Catalog: An online catalog with pictures, descriptions, pricing, scheduling data, indicators that denote "open or closed" classes and automatic links to the shopping cart.

  . Online Modules and Testing: Allows the manufacturer to present the user with training and testing materials.

  Service: These applications present field service personnel with vital information that they can access at any time, from anywhere with an Internet connection. We currently offer eight applications in our service package, including:

  . Technical Bulletins: Allows the user to obtain relevant product information "at a glance"--technical bulletins, campaign bulletins, shop manuals, schematics, dimensions and other information. This application reduces costs associated with distributing paper manuals.

  . Service Scheduler: Allows dealers to post service specials and schedules on the manufacturer's public or protected access Web site. Consumers use these tools to locate service specialists, query service prices and schedule service appointments directly with dealers. The manufacturer is also notified and can monitor specials and other information.

  . Repair Status: Allows for the querying by serial number of items sent to the manufacturer for repair. It lists arrival date, repair status and shipping date with a link to ship status if available.

  Warranty: These applications support claims processing, return authorization, and replacement orders to make the costly post-sales processes of our clients more efficient. These applications also automate various warranty functions and encourage customers and channel partners to register for and extend warranties because of the convenience of the system. We currently offer seven applications in our warranty package, including:

  . Warranty Registration: Allows a channel partner or consumer to register a purchase with the manufacturer for warranty.

  . Return Authorization: Allows channel partners to obtain authorizations to return products to the manufacturer for warranty service, replacement or return.

  . Repair and Replacement Order: Allows channel partners to place an order with the manufacturer for repair or replacement of parts or products. This application is often used when a channel partner is not authorized to perform warranty work.

  Reporting: These applications allow manufacturers and channel partners to improve their extranet performance. We currently offer two applications in our reporting package, including:

  . Scorecards: Allows a manufacturer to measure key business indicators and metrics that determine how various functions across the manufacturing value chain (e.g., marketing, warranty, service) are performing.

  . Web Activity: Allows a manufacturer to track visitor activity on their Web site or a related dealer site. Helps the manufacturer determine "click through" traffic patterns, and then reorganize the site and integrate promotions to affect performance.

     Maintenance and Support: Click Client Care

   We offer Click Client Care to extend the life and flexibility of our clients' extranet solution through technical expertise, product support services, and ongoing communications. We provide, depending upon our client's needs, a dedicated extranet and voice support line which supplies our clients with access to our team of knowledgeable extranet specialists twenty-four hours a day, seven days a week. Our customer care specialists, or Click Client Care specialists, work closely with our developers so that our clients are assured of receiving the latest, most accurate product information. We also offer our clients maintenance services and periodically provide them with updates to ensure that they have the most robust and up-to-date extranet capabilities.

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     Future Services - Electronic Publishing: Click Commerce Docs

   As part of our overall enterprise channel management solution, we intend to develop a new service in order to assist clients in the transformation of existing documents into electronic information that can be delivered to traditional audiences using Web browsers, wireless devices, and non-traditional media. This service will enable our clients to transform their existing document collection into Internet-enabled information. Click Commerce Docs will transform documents from formats such as hard copy, microfilm, video and audio, and electronic, into a versatile Internet-enabled asset. We will use extensible markup language, (XML) to architect the information. We expect that our clients will use Click Commerce Docs to convert documents such as owners' manuals, service manuals and installation guides.

Customers

   Our customers include many of the well-known names in the capital goods, recreational sports, telecommunications and electronic components industries. The following are the companies that have either implemented or are in the process of implementing the Click Commerce solution. We do not intend the identification of these customers to imply that these customers are actively endorsing or promoting our products.

Capital Goods           Recreational Sports           Telecommunications
 .  Hyundai              .  Mercury Marine             .  Motorola CGISS
 .  Trane                .  Marine Power Europe        .  Motorola iDEN
 .  Komatsu              .  Bombardier Recreation      .  Motorola PCS

 .  Delphi Automotive Systems
                        .  Kawasaki                   .  Ameritech
                        .  Life Fitness               .  Qualcomm Wireless
                                                      .  Qualcomm Consumer
                                                         Products

Financing               Consumer Products             Electronic Components
 .  Bombardier Capital   .  American Standard          .  Omron
                        .  Mitsubishi Digital .  Mitsubishi Electric Automation
                        .  Mitsubishi Display Products

Case Study

   The following case study illustrates how one of our customers uses a Click Commerce extranet to manage its products and services distribution channel and effectively engage in business-to-business e-commerce:

   Hyundai Motor America

   Challenge: In order to increase sales of its replacement parts, Hyundai Motor America, the U.S. division of the tenth largest automaker in the world, needed a single enterprise-wide e-commerce solution that could be easily accessed by all of its employees and channel partners--dealers, distributors, independent auto repair shops and consumers. When warranties expired on Hyundai cars, the car manufacturers lost contact with their customers. If customers required service on their cars subsequent to the expiration of their warranties, they often went to an independent auto repair shop or mechanic who may not have necessarily used genuine Hyundai replacement parts. In order to generate higher replacement part revenue and increase customer retention, Hyundai needed to find a way of marketing directly to independent repair facilities and consumers. It also needed to communicate more efficiently with its nearly 500 dealers nationwide, 60% of whom were still consulting outdated paper catalogs or microfiche systems for parts information, and then placing orders by phone or fax or through a third-party satellite network.

   Solution and Results: High Dealer Adoption and Increased Revenue. Click Commerce developed and implemented a single enterprise-wide e-commerce solution that can be used by all of Hyundai's channel partners,

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regardless of location. Through Hyundai's Click Commerce powered extranet, dealers and distributors now view Hyundai's electronic catalog and place orders. Consumers and independent repair shops log on to Hyundai's Web site, which interfaces with the extranet, to obtain parts information and place orders with dealers. We completed implementation of the Hyundai parts extranet in February 1999. Today, nearly 50% of Hyundai's dealers have enrolled as a member of the extranet, and approximately 1,000 independent repair shops have agreed to use the extranet through a Hyundai dealer.

   Hyundai has reported to us that use of our extranet solution has led to increased sales because it provides easily accessible, up-to-date and accurate information. Instead of using outdated catalogs and price lists, Hyundai's dealers simply look up parts in the new Internet-based electronic parts catalog by the vehicle identification number. Hyundai's channel partners, whether they are dealers, independent repair shop employees or consumers, can now place orders and check inventory at their convenience, twenty-four hours a day and in the language of their preference.

Technology and Product Architecture

   Implementation of Our Extranet Manager and Applications

   We believe that upon implementation, our Internet-based products allow manufacturers to maximize efficiency and channel partners to easily interact with a manufacturer's extranet through the use of an Internet browser. Once implemented, our products interact with a manufacturer's existing back-office computer systems and the users of its extranet as follows:
                                    [CHART]

 Manufacturer Level

   Enterprise Data and Enterprise Applications are the manufacturer's existing back-office computer systems used to manage the information needed for day-to-day operations. Our software products enable the information included in these databases and systems to be used for e-commerce applications. Using our software products, channel partners have access to information previously unavailable or difficult to obtain. Our software products provide standard, protocol independent platforms that allow both data and applications to work together. For

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example, enterprise application integration solutions can retrieve inventory status for a part number on a real-time basis and transfer that information to the Click Commerce order and product catalog applications for display on our customer's extranet.

   Click Commerce can connect either to the enterprise data directly or through the enterprise applications. Our products can communicate with either packaged applications, such as SAP, Oracle and Clarify, or database repositories, such as DB2, Oracle, IMS and VSAM, that are commonly found in proprietary existing back-office computer systems.

   Repository is a database that stores the details of transaction activity and all other actions occurring on a manufacturer's extranet. With the information included in the repository, a manufacturer can measure the effectiveness of its extranet and use that data to market to specific channel partners. This information can help the manufacturer increase the usage and promote e-commerce activity on its extranet. A repository can exist either in a SQL Server or Oracle format.

   Administration is a tool used in every extranet solution to manage the user community. This tool assigns attributes to all extranet users so that a manufacturer and its channel partners can personalize content by user. For example, a manufacturer can set different prices and discounts for each of its dealers.

   Directory Services is a database that contains our personalization information and is used for high-speed access to information. It uses the industry standard Lightweight Directory Access Protocol (LDAP) to store information about users that is accessed most frequently, such as passwords and permissions. The Lightweight Directory Access Protocol we currently support is Microsoft Active Directory.

 Channel Partner Level

   Channel partners access a Click Commerce enabled extranet through Internet browsers such as Netscape or Microsoft Internet Explorer. These browsers use Hypertext Transfer Protocol (HTTP) and a Secure Socket Layer (SSL), common data transport protocols, which provide secure and reliable access to the extranet.

   Product Architecture

   The Technology Kernel Layer, the Services Layer, the Personalization Layer and the Application Layer comprise the principal components of the Click Commerce solution. The components work together to deliver a solution rapidly implemented and personalized to each unique enterprise environment.

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 Technology Kernel Layer:

                      The Technology Kernel Layer represents the technology our extranet is built upon and uses to deliver solutions which can expand to meet new demands by users. The following are the main components of our technology kernel layer.


 .  Microsoft Transaction Server         .  Provides uniform data transfer
    (MTS)                                   across multiple data sources and
                                            pools database connections for
                                            improved performance.

 .  Microsoft Message Queue (MSMQ)       .  Manages data transport to
                                            guarantee delivery.

 .  Extensible Markup Language (XML)     .  Passes information between
    (to be introduced in the second         application layers within the
    quarter of 2000)                        Click Commerce suite of
                                            applications. XML message
                                            standards, which will be included
                                            in an upgrade of our solution in
                                            the second quarter of 2000, allow
                                            us to easily integrate our
                                            solution with other industry
                                            leading technologies.


 Services Layer:

             The Services Layer regulates our applications' communication with external repositories, directories and enterprise applications that provide information to them. This allows our solution to easily integrate with the applications and technologies preferred by our clients, to expand capacity of an extranet, and to limit the effects of hardware failures. Major services provided by the Services Layer are described below:


 .  Management/Configuration
                                         .  Provides access by applications
                                            to information stored in
                                            directory services repository.

 .  Session Management
                                         .  Maintains information on each
                                            user who logs into the system.

 .  Caching
                                         .  Eliminates excessive traffic to
 (to be introduced in the second            the repository by holding
 quarter of 2000)                           frequently accessed information
                                            in servers closer to the end-
                                            user.

 .  Enterprise Application               .  Allows access by a Click Commerce
    Integration                             application to the manufacturer's
                                            data residing in the
                                            manufacturer's existing back-
                                            office computer system.

 .  Internationalization                 .  Delivers applications in the
                                            language and currency preferred
                                            by our clients.

 .  Repository
                                         .  Provides a location to store all
                                            transaction information, such as
                                            purchase orders and
                                            confirmations, between Click
                                            Commerce applications and
                                            information stores, such as
                                            Enterprise Applications.
 Personalization Layer:

                  The Personalization Layer enables applications to deliver content targeted for each channel partner and user of the extranet. We define content as any information displayed by an application, including promotions, news alerts, messages, pricing levels, and products. Content personalization consists of the following:

 .  Access Control                       .  Ensures that users have the
                                            appropriate permissions to view
                                            the site and the applications
                                            within the site.

 .  Groups and Communities
                                         .  Establishes criteria that
                                            identify users that have similar
                                            characteristics, e.g. job
                                            functions or authority levels,
                                            and should receive the same
                                            content.

 .  Personalization Rules
                                         .  Determine whether specific
                                            content should be displayed to
                                            the active user of the extranet.

 .  Alerts                               .  Notifies or alerts the user to a
                                            pre-defined event, such as an
                                            inventory status change, by
                                            sending special messages.

 Application Layer:

               The Application Layer contains the customer's applications and is the user interface that displays the personalized content and enterprise information with the branding and look and feel required by our clients. Each application is made up of two major pieces.

 .  Active Server Pages                  .  Transform input from back-office
                                            computer systems into information
                                            viewable by a user, and input
                                            from users into data that the
                                            back-office computer system can
                                            understand and process.
                                            Microsoft's ASP scripting
                                            language is used to generate the
                                            branded look and feel and
                                            implement any unique software
                                            processes required by a specific
                                            customer.

 .  Business Objects                     .  Perform common business
                                            processes. Based on Microsoft's
                                            ActiveX architecture, business
                                            objects encapsulate and implement
                                            in software Click Commerce's
                                            experience with complex channels
                                            and business process automation.

Research and Development

   We have made and will continue to make substantial investments in research and development through internal development, technology acquisitions and strategic relationships. In fiscal 1998 and 1999, we spent approximately $149,000 and $729,000, respectively on research and development. Product development costs in 1997 were directly related to customer contracts and classified as cost of revenue. Our research and development staff is responsible for enhancing our existing products and services and expanding our product line and services offered. Our current product development activities focus on product enhancements to the customized applications and the Extranet Manager and the integration of external services and partner technology.

Sales and Marketing

   We market our products and services primarily through our direct sales force. As of March 27, 2000, our direct sales force consisted of 15 sales professionals located in Chicago, Illinois; Boston, Massachusetts; Del Mar, California; Dallas, Texas; Atlanta, Georgia; Detroit, Michigan; New York, New York; and Amsterdam, Holland. Our sales force is assisted throughout the sales process by a team consisting of a Click Commerce business consultant, a project manager and a creative developer. This team oversees the project from start to finish and is responsible for ensuring that its client receives the best e-commerce enterprise channel management solution in the shortest period of time. To complement our direct sales efforts, we also use methods such as telemarketing, direct mail campaigns, Web site marketing and speaking engagements to build market awareness of Click Commerce and our products and to generate leads for potential customers. We also have successfully implemented a "viral" selling model whereby divisions of large companies become references for other divisions, as well as other companies in similar industries. For example, our first Brunswick customer, Mercury Marine Europe, resulted in follow-on business with other Brunswick divisions, Mercury Marine (North America) and Life Fitness.

   Identifying Prospective Clients

   We strive to identify "qualified prospects," who are potential customers that meet a majority of the following criteria:

  . Large manufacturer with over $1 billion in revenues or a division of a large manufacturer with over $500 million in revenues;

  .  Complex sales/distribution network;

  .  Recognized brand name;

  .  Senior management sponsorship for the e-commerce solution; and

  .  Desire for a rapid implementation of an e-commerce solution.

   Once a qualified prospect has been identified, a member of our sales force contacts an executive of the prospect to sell our Click Commerce solution. Typically, our sales person will set up an onsite visit at the prospect's offices so that we can demonstrate our product capabilities, and business decision-makers can learn more about the benefits of our solution. Following this meeting, we conduct a series of technical and business reviews with various personnel of the potential customer. The goal of these initial sales activities is to encourage the prospect to retain us to provide a "needs analysis" of our business-to-business e-commerce solution.

   Needs Analysis

   Our needs analysis process consists of:

  .  Assessing a prospect's e-commerce needs through objective analysis;

  .  Performing back-end systems analysis;

  .  Interviewing channel partners of prospect to determine their needs;

  . Identifying functionality for initial rollout that will generate a high rate of return on the customer's investment and is easy to implement;

  . Creating an e-commerce enterprise channel management solution prototype so that the customer can visualize the solution in action; and

  . Delivering a fixed-fee, fixed-schedule proposal for the implementation of our solution.

   The needs analysis typically takes four to six weeks to complete. Once the needs analysis proposal has been presented, the prospect makes the decision whether to invest in our e-commerce solution. We retain all ownership rights to the prototype of the solution built for a prospect, or limit the prospect's ability to use the prototype without implementing our solution.

   Executing Master Software License and Implementation Agreement

   After the needs analysis process is completed, we seek to implement our solution by entering into a master software license and implementation agreement. This agreement sets forth our terms for building and installing the customer's extranet solution and generally grants to the customer a non-exclusive, perpetual, nontransferable right and license to use our software. The agreement typically provides that we retain title to the licensed software, although modifications to the software or customizations made for a particular client may be owned by that client, or may be subject to restrictions on sale to or use by competitors of that client. The agreement includes a fixed price for our solution which is based on factors such as:

  .  the number and types of applications ordered;

  . the amount of time it will take to implement the solution, typically 120 days; and

  .  the complexity of the overall solution.

   Executing Maintenance and Support Agreement

   In connection with each master software license and implementation agreement, we typically enter into a one year maintenance and support agreement for Click Client Care that is renewable for each successive year by the parties. We charge a set fee for this service. The agreement provides that we will:

  . correct or repair any failure, malfunction, defect or nonconformity in the licensed software;

  . provide commercially available updates (excluding implementation services) to the licensed software; and

  . maintain a help-line that customers can call with problems with the software.

Marketing and Technology Business Relationships

   To further penetrate the market for our solution, we have begun to enter into joint marketing agreements with business consultants and resellers. We believe that these relationships will assist us in gaining broad market acceptance of our solution, as well as expand our marketing, sales and distribution channels. We currently have agreements with Compaq Computer Corporation and Cap Gemini America, Inc. We have entered into a cross-marketing agreement with Compaq, under which Compaq has begun marketing to its clients our solution as a component of its Nonstop e-Business(TM) solution, and we recommend Compaq products to our prospective clients. Cap Gemini America provides us with management consulting and information technology services, and also markets and eventually will sell our solution to its customers. We train members of Compaq's and Cap Gemini America's sales forces on the essential attributes of our software products and integration services. These early stage agreements do not contain specific pricing terms or financial commitments. Pricing and revenue sharing terms will be agreed upon in the event that we obtain revenue through these relationships.

   We have also entered into a letter of intent with Andersen Consulting to execute a definitive agreement that will provide for cross-marketing of each other's products and services, as well as Andersen's consulting services to us. We expect this agreement to include specific targets and to require dedicated personnel and financial commitments. The letter of intent provides that upon execution of a definitive agreement, we will issue warrants for 2% of our common stock to Andersen Consulting. The warrants would vest only upon our achievement of agreed upon revenue targets as a result of this relationship. The warrants would also contain mutually agreeable penalty provisions in the event that we do not receive revenue as a result of the agreement. In addition, the letter of intent with Andersen Consulting provides that, upon execution of a definitive agreement, Andersen will purchase from some of our existing stockholders 2% of our outstanding common stock at a purchase price of $10 million dollars. We will not receive any proceeds from the sale of these shares of our common stock.

   To further enhance our suite of Click Commerce applications, we have also entered into agreements with technology companies to provide components for our software products. We intend to pursue additional relationships as new technologies and standards emerge to further improve our software and the rapid implementation of our solution.

Competition

   The market for our products is intensely competitive, subject to rapid technological change and is significantly affected by new product introductions and other market activities of industry participants. There are relatively few barriers to entry in the enterprise channel management market and we expect competition to persist and intensify in the future. We currently have four primary sources of competition: in-house development teams of our potential clients; large software and enterprise resource planning vendors that directly address e-commerce solutions, such as IBM, SAP and Oracle; consultants and system integrators; and independent software vendors, such as Commerce One and BroadVision. In the past twelve months, when competing for customers, we have directly competed with approximately ten providers of alternative products and services, including IBM, BroadVision, Andersen Consulting, Haht Technologies, IXL and Razorfish. The number and nature of competitors and the competition we will experience is likely to change substantially in the future.

   We believe that the principal competitive factors affecting our market include speed of implementation, price, knowledge of the manufacturing industry and channel market, core technology, ability to implement a solution with existing technology and financial capacity of the vendor. Although we believe that our solution currently competes favorably with respect to most of these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

   Many of our competitors have longer operating histories in related markets, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers in related markets. Moreover, a number of our competitors, particularly major business software companies, have well-established relationships with our current and potential customers as well as with independent systems consultants and other vendors and service providers. In addition, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than we can.

   Such competition could materially and adversely affect our ability to obtain revenues from either license or maintenance and service fees from new or existing customers on terms favorable to us. Further, competitive pressures may require us to reduce the price of our solution. In either case, our business, operating results and financial condition would be materially and adversely affected. There can be no assurance that we will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on our business, financial condition and operating results.

Proprietary Rights and Licensing

   Our success and ability to compete is affected by our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality and nondisclosure procedures, contractual provisions and other similar measures to protect our proprietary information. For example, we license rather than sell our software to customers and require licensees to enter into license agreements that impose certain restrictions on licensees' ability to utilize the software. Modifications to the software or customizations made for a particular client may be owned by that client. We have one registered trademark and two pending trademark applications in the United States. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We do not patent our products because we believe patents would provide little long-term protection as the technology used is constantly changing and improving. As part of our confidentiality procedures, we enter into nondisclosure agreements with certain of our employees, directors, contractors, consultants, corporate partners, customers and prospective customers. We also typically enter into license agreements with respect to our technology, documentation and other proprietary information. These legal protections, however, afford only limited protection for our technology. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology to establishing and maintaining a technology leadership position.

   Despite our best efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology that we consider proprietary and third parties may attempt to develop similar technology independently. Policing unauthorized use of our products is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. While we are unable to determine the extent to which piracy of our software exists, we expect software piracy to be a persistent problem. In addition, effective protection of proprietary rights may be unavailable or limited in certain countries. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Overall, the protection of our proprietary rights may not be adequate and our competitors may independently develop similar technology.

   We are not aware that our products, trademarks, copyrights or other proprietary rights infringe the proprietary rights of third parties, however we have not reviewed existing patents and patent applications in order to determine whether grounds exist for an infringement claim against us. Third parties may assert infringement claims against us in the future with respect to current or future products. Further, we expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. From time to time, we hire or retain employees or consultants who have worked for independent software vendors or other companies developing products similar to those offered by us. Those prior employers may claim that our products are based on their products and that we have misappropriated their intellectual property. Any claims of that variety, with or without merit, could cause a significant diversion of management attention, result in costly and protracted litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Those royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which would have a material adverse effect on our business.

Employees

   As of March 27, 2000, we had a total of 106 employees, including 28 people in sales and marketing, 11 people in research and development, 52 people in business consulting and project management, and 15 people in administration, legal, finance and business development. None of our employees is represented by a labor union, and we consider our relations with our employees to be good. In order to provide benefits to our employees in a cost-effective manner, we have entered into a client services agreement with Administaff Companies, Inc. under which Administaff provides us with certain personnel management services, such as payroll, medical and dental insurance and the administration of our 401(k) plan. Under the agreement, we and Administaff are intended to be co-employers of all of our employees. Co-employment is necessary for Administaff to administer payroll and sponsor and maintain benefit plans.

Properties

   We currently lease the following facilities: Our corporate headquarters in Chicago, Illinois and our sales office in Del Mar, California. We are contingently liable on a lease for the portion of our former corporate headquarters that we have subleased.

Legal Proceedings

   We are not a party to any material legal proceedings.

Corporate History

   We were originally incorporated in 1996 as "Click Interactive, Inc." We changed our name in December 1999 to "Click Commerce, Inc."

                                  MANAGEMENT

   The following table sets forth, as of February 11, 2000, the name, age and position of each of our directors and executive officers.

Name                     Age                               Position
----                     ---                               --------
Michael W. Ferro, Jr.     33 Chief Executive Officer, Chairman of the Board of Directors
 (2)....................
Robert J. Markese.......  47 President
Rebecca S. Maskey.......  51 Executive Vice President, Chief Financial Officer and Treasurer
Randy Gray..............  52 Executive Vice President of Business Development and Managing
                             Director of International Operations
Wm. Edward Vesely.......  40 Senior Vice President of Marketing and E-Services
Patricia Plante.........  42 Senior Vice President of Product Development and Integration Services
Manuel A. Fernandez       53 Director
 (1)(3).................
Dr. Michael               51 Director
 Hammer(2)(4)...........
Emmanuel A. Kampouris
 (2)(3).................  65 Director
Peter N. Larson (1)(4)..  60 Director
Jerry Murdock (1)(3)....  41 Director
Leslie D.                 55 Director
 Shroyer(1)(2)(4).......

--------

(1) Member of the Human Resource and Compensation Committee.
(2) Member of the Executive Committee.
(3) Member of the Audit Committee.

(4) Member of the Governance Committee.

   Michael W. Ferro, Jr. began to develop the product underlying Click Commerce in 1994, founded Click Commerce in 1996 and has served as Chief Executive Officer and Chairman of the Board of Directors since the company's inception. Mr. Ferro has had 15 years of experience in manufacturing and technology development. Prior to founding Click Commerce, Mr. Ferro founded Chem-Roof in 1988. Mr. Ferro also served as President of the Earthwood Care division of Pettibone Corporation from 1992 to 1994 after the sale of Chem-Roof to Pettibone in 1992. Mr. Ferro is also the founder and chairman of the board of directors of WarrantyCheck.com, Inc. Mr. Ferro holds a Bachelor of Science degree in psychology from the University of Illinois.

   Robert J. Markese has served as our President since November 1999 after serving as Executive Vice President since June 1999. Prior to joining Click Commerce, Mr. Markese served as president of North American operations for Systems Software Associates, an international provider of enterprise resource planning (ERP) software and services based in Chicago, from April 1998 to May 1999. He served as vice president of North American operations from March 1997 to April 1998 and vice president of the Midwestern region from May 1995 to March 1997. He began working for Systems Software Associates in 1991 as a sales manager for major accounts. Prior to his employment with Systems Software Associates, Mr. Markese worked for XL/Datacomp and Xerox Computer Services. Mr. Markese holds a Bachelor of Science degree in Business Administration from Lewis University.

   Rebecca S. Maskey has served as our Chief Financial Officer, Treasurer and Executive Vice President since March 2000. From September 1999 to March 2000, Ms. Maskey served as our Chief Financial Officer, Treasurer and Senior Vice President. Prior to joining Click Commerce, Ms. Maskey served as controller and treasurer for Cowles Media Company, a publishing and information services company, from May 1997 to July 1998. From April 1993 to May 1997, Ms. Maskey served as senior vice president of finance for Playboy Enterprises, Inc., an international media and entertainment company. Ms. Maskey holds a Bachelor of Science degree in Accounting from the University of Illinois, and an M.B.A. in finance from the University of Chicago.

   Randy Gray has served as our Executive Vice President of Business Development and Managing Director of International Operations since March 2000. Prior to joining Click Commerce, Mr. Gray served as president of Mercury Precision Global Parts and Accessories, a division of Mercury Marine and part of the Brunswick Corporation, from 1998 to 2000. From 1993 to 1998, Mr. Gray served as a vice president and managing director for Europe, Africa and Middle East operations at Mercury Marine. Prior to his employment with Mercury Marine, Mr. Gray worked for Pettibone Corporation, IH Corporation and Marathon Oil Company. Mr. Gray holds a Master of Science degree in economics and statistics from North Carolina State University.

   Wm. Edward Vesely has served as our Senior Vice President of Marketing and E-Services since March 2000. From July 1999 to March 2000, Mr. Vesely served as our Vice President of Marketing. Prior to joining Click Commerce, Mr. Vesely served as vice president of marketing for Platinum Technology from 1995 to 1999. From 1993 to 1995, Mr. Vesely served as director of marketing for Andersen Consulting's Software Products Group. Mr. Vesely holds bachelor degrees in journalism and computer science from Northern Illinois University and an M.B.A. in marketing from DePaul University.

   Patricia Plante has served as our Senior Vice President of Product Development and Integration Services since March 2000. From November 1999 to March 2000, Ms. Plante served as our Vice President of Research and Development. Prior to joining Click Commerce, Ms. Plante served as a director of systems and development for Sea-Land Service, Inc., a provider of global shipping, from October 1995 to October 1999. From January 1980 to October 1995, Ms. Plante served as a systems and programming developer for Spiegel, Inc., a retailer and direct marketer of apparel. Ms. Plante holds a Bachelor of Science degree in computer science from Northern Illinois University and an M.B.A. from the University of Chicago.

   Manuel A. Fernandez has served as a director since February 14, 2000. Mr. Fernandez is currently a managing partner of SI Venture Associates, L.L.C., a private equity and venture capital fund, and has held this position since its inception in 1998. Prior to his present position, he served as president and chief executive officer of Gartner Group, a business technology consulting firm, since 1991. Mr. Fernandez serves as chairman of the board of directors of Gartner Group and is also a director of Brunswick Corporation, Black & Decker Corporation, US West, Inc., WarrantyCheck.com, Inc., and Net Numbers. Mr. Fernandez holds a bachelors degree in electrical engineering from the University of Florida and completed post graduate work in solid state engineering at the University of Florida and in business administration at The Florida Institute of Technology.

   Dr. Michael Hammer has served as a director since February 14, 2000. Dr. Hammer founded Hammer and Company, Inc., in 1982 and currently serves as president. Dr. Hammer was formerly an associate professor in the department of electrical engineering and computer science at the Massachusetts Institute of Technology. Dr. Hammer also serves as a director of HOW2HQ.com, Inc. and is a former director of Interleaf, Inc. and Corporate Software, Inc. Dr. Hammer holds a Master's degree in electrical engineering, a Ph.D. in computer science and a Bachelor of Science degree in mathematics from the Massachusetts Institute of Technology.

   Emmanuel A. Kampouris has served as a director since February 14, 2000. From 1989 to 1999, Mr. Kampouris served as the president and chief executive officer of American Standard Companies Inc., a provider of air conditioning, bathroom and kitchen fixtures, automotive braking and control systems and medical diagnostic products. He also served as chairman of the company's board since 1993. Mr. Kampouris serves on the board of the U.S. Chamber of Commerce. He also serves as a director of Horizon Blue Cross and Blue Shield, the National Endowment for Democracy and the Oxford University Council for the School of Management Studies. Mr. Kampouris holds a Master's degree in law from Oxford University and received a degree in ceramic technology from North Staffordshire College of Technology in England.

   Peter N. Larson has served as a director since February 14, 2000. Mr. Larson is the chairman and chief executive officer of Brunswick Corporation, a manufacturer of recreational products. He has held these positions since 1995. From 1991 to 1995, Mr. Larson was worldwide chairman of Johnson & Johnson's Consumer and Personal Care Group and a member of the Johnson & Johnson board of directors and executive committee. Mr. Larson also serves as a director of CIGNA Corporation and Compaq Computer Corporation and is chairman of the New York Stock Exchange Listed Company Advisory Committee, the International Relations Committee and the Marketing Task Force of the U.S. Olympic Committee. Mr. Larson earned a Bachelor of Science degree from Oregon State University and a J.D. from Seton Hall University. Mr. Larson serves as a director at the designation of Compaq Computer Corporation pursuant to the terms of the Series B preferred stock, which will convert into common stock upon the closing of this offering.

   Jerry Murdock has served as a director since June 1999. Mr. Murdock is a partner of Insight Venture Associates III, L.L.C., which he co-founded in 1995. In 1987, Mr. Murdock founded the Aspen Technology Group, a technology consulting firm. From 1989 to 1996, Mr. Murdock, as the managing general partner of the

Aspen Technology Group, was retained by Warburg Pincus, a global private equity investment firm. Mr. Murdock also serves as a director of Quest Software. Mr. Murdock graduated from San Diego State University with a degree in political science. Mr. Murdock serves as a director at the designation of Insight Capital Parners pursuant to the terms of the Series A preferred stock, which will convert into common stock upon the closing of this offering.

   Leslie D. Shroyer has served as a director since February 14, 2000 and currently provides consulting services to us. To date, we have not paid Mr. Shroyer any fees in connection with these consulting services. From October 1997 through January 2000, Mr. Shroyer served as senior vice president and chief information officer of Motorola, Inc., a provider of integrated communications solutions and embedded electronic solutions. From 1994 to 1997, Mr. Shroyer served as corporate vice president and general manager of the Wireless Data Systems division and the Internet Software Products division of Motorola, Inc. Mr. Shroyer is also a director of WarrantyCheck.com, Inc. Mr. Shroyer holds a Bachelor of Science and a Master's degree in Management Science from the University of Texas.


Classified Board

   Following this offering, our Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. As a result, a portion of our Board of Directors will be elected each year. To implement the classified structure, effective as of the consummation of the offering, two of the nominees to the board will be elected for a one-year term, two will be elected for a two-year term and three will be elected for a three-year term. After these initial terms, directors will be elected for three-year terms. Messrs. Larson and Shroyer have been designated as Class I directors whose terms expire at the 2001 annual meeting of stockholders. Messrs. Fernandez and Murdock have been designated as Class II directors whose terms expire at the 2002 annual meeting of stockholders. Messrs. Ferro, Hammer and Kampouris have been designated Class III directors whose terms expire at the 2003 annual meeting of stockholders.

Board Committees

   Executive Committee

   The executive committee of the Board of Directors consists of Messrs. Ferro, Jr., Hammer, Kampouris and Shroyer. The executive committee has authority to exercise all powers and authority of the Board of Directors, other than matters that require the approval of a majority of the members of the Board of Directors.

   Audit Committee

   The audit committee of the Board of Directors consists of Messrs. Murdock (chairman), Kampouris and Fernandez. The audit committee reviews our financial statements and accounting practices, makes recommendations to the Board of Directors regarding the selection of independent auditors and reviews the results and scope of our annual audit and other services provided by our independent auditors.

   Human Resources and Compensation Committee

   The human resources and compensation committee of the Board of Directors consists of Messrs. Fernandez (chairman), Larson, Murdock and Shroyer. The human resources and compensation committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for our officers and employees and stock option grants for our officers and employees and administers our employee benefit plan.

   Governance Committee

   The governance committee of the Board of Directors consists of Messrs. Larson, Hammer and Shroyer. The governance committee makes recommendations to the Board of Directors concerning nomination of directors, Board of Directors composition, matters concerning the functioning of the Board of Directors and internal corporate governance matters.

Director Compensation

   The Click Commerce, Inc. Directors' Stock Option and Stock Award Plan provides for the grant of non-qualified stock options and stock awards to non-employee directors. The plan provides for the issuance of up to 500,000 shares of our common stock. If there is a change in the corporate structure of the company, the administrative committee may in its discretion make adjustments necessary to prevent accretion or dilution in the number and kind of shares authorized by the plan or, with respect to outstanding options, adjustments in the number and kind of shares thereunder and in the option exercise price.

   As of the effective date of the offering, each non-employee director will automatically be granted a stock option to purchase 10,000 shares of our common stock. Beginning in 2000, at each annual stockholders' meeting non-employee directors will automatically be granted an option to purchase 10,000 shares of our common stock. Individuals who become directors at times other than the date of the annual stockholders' meeting will be automatically granted an option for the number of shares of common stock equal to 10,000 times a fraction, the numerator of which is the number of days the individual will serve until the next annual meeting and the denominator of which is 365. The option exercise price of these automatic grants will be equal to the fair market value on the automatic grant date, which for options granted on the effective date of the offering will be equal to the offering price. Such options are not exercisable for six months and expire at the earlier of (1) termination of the director for cause, (2) one year after death, and (3) ten years from the date of grant. Non-employee directors of Click Commerce will also receive an automatic grant each year of shares of our common stock equal in value to $25,000, based on the fair market value of the common stock on the date of grant. Directors who make an effective election may defer receipt of all or a portion of these shares of common stock. All directors are also reimbursed for their reasonable out-of-pocket expenses incurred while serving on the Board of Directors or any committees.

Executive Compensation

   The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and our only other executive officer whose combined salary and bonus exceeded $100,000 in fiscal 1999, collectively referred to below as the Named Executive Officers, for services rendered in all capacities to us during fiscal 1999.

                          Summary Compensation Table

                                                    Long-Term
                                                  Compensation
                                    Annual           Awards
                                 Compensation    (Option Awards)
                               ----------------- ---------------
                                                    Number of
                                                   Securities
                                                   Underlying         Other
                                Salary   Bonus       Options     Compensation(1)
                               -------- -------- --------------- ---------------
Michael W. Ferro, Jr.,
 Chairman of the Board and
 Chief Executive Officer.....  $201,923 $131,288          --         $1,815
Robert J. Markese, President.  $144,231      --     1,140,000        $1,706

--------
(1) Includes cost of term life insurance and long-term disability insurance.

Option Grants In Last Fiscal Year

                                                                 Potential Realizable
                                                               Value at Assumed Annual
                                                                 Rates of Stock Price
                                                               Appreciation for Option
                                     Individual Grants                 Term(1)
                         ----------------------------------------- ------------------------
                                    % of Total
                         Number of   Options
                         Securities Granted to
                         Underlying Employees
                          Options   in Fiscal  Exercise Expiration
      Name               Granted(1)    Year     Price      Date        5%          10%
      ----               ---------- ---------- -------- ---------- ----------- ------------
Michael W. Ferro, Jr....       --       --        --         --            --          --
Robert J. Markese....... 1,140,000    34.9%      1.15     6/1/09    $2,135,481  $3,400,396

   The following table sets forth information regarding stock options granted to each of the Named Executive Officers during fiscal 1999. We have not granted any stock appreciation rights.

--------
(1) Potential realizable values are net of exercise price before taxes, and are based on the assumption that our common stock appreciates at the annual rate shown compounded annually from the date of grant until the expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth.

Option Exercises and Fiscal Year-End Option Values

   The following table sets forth information concerning stock option exercises in fiscal 1999 and the number and value of unexercised options held by each of the Named Executive Officers at December 31, 1999.

                                         Number of Securities Underlying Value of Unexercised In
                                              Unexercised Options At      the-Money Options at
                                                   December 31,                December 31,
                           Shares                      1999                      1999(1)
                          Acquired    Value   ----------------------------------------------------------
      Name               on Exercise Realized     Vested         Unvested       Vested      Unvested
      ----               ----------- -------- -------------- -------------------------------------------
Michael W. Ferro, Jr....     --        --           --               --            --          --
Robert J. Markese.......     --        --           --           1,140,000         --        $10,089,000

--------

(1) There was no public trading market for the common stock as of December 31, 1999. Accordingly, these values have been calculated on the basis of the assumed initial public offering price of $10 per share, less the applicable exercise price per share, multiplied by the number of underlying shares.

Executive Bonus Program

   We have adopted a bonus program pursuant to which all officers and full-time employees are eligible for annual cash bonuses based on Click Commerce achieving certain financial targets and individual personal performance.

Employment Agreements with Management

   Michael W. Ferro, Jr. We are a party to an amended and restated employment agreement with Michael W. Ferro, Jr., dated July 9, 1999. The initial term of the agreement is until December 31, 2002 and will automatically be extended for successive one-year terms, unless Mr. Ferro or we provide at least thirty days prior notice of termination. Under the agreement we are obligated to pay Mr. Ferro an annual salary of $250,000 plus annual discretionary bonuses. In the event Mr. Ferro's employment is terminated without cause, he would continue to receive his salary and employee benefits for twenty-four months after termination, and he would receive the earned portion of any discretionary bonuses. Mr. Ferro has agreed to assign to us all inventions currently used by us and related to our business as currently conducted in the manner now used and all inventions conceived by Mr. Ferro during the term of this agreement to the extent that such inventions are related to our business. Mr. Ferro has agreed not to compete with us for a period of 24 months following the cessation of his employment.

   Robert J. Markese. We are a party to an employment agreement with Robert J. Markese, dated June 1, 1999. The term of the agreement is three years and seven months. Under the agreement we are obligated to pay Mr. Markese an annual salary of $250,000 plus annual discretionary bonuses. Mr. Markese has also been granted an option to purchase 1,140,000 shares of our common stock at an exercise price of $1.15 per share. One-third of these options vest on December 31, 2000, one-third vest on December 31, 2001 and one-third vest on December 31, 2002. In the event of any additional public offering of our common stock prior to December 31, 2000, 10% of Mr. Markese's options will vest, and Mr. Markese may require us to register the resale of shares issuable upon the exercise of such options in that public offering. In the event Mr. Markese's employment is terminated without cause, he would continue to receive his salary for twelve months or until December 31, 2002, whichever is shorter, and employee benefits until December 31, 2002, and he would receive the earned portion of any discretionary bonuses and retain all options that are vested or that would vest within twelve months of the termination date in the absence of termination. Mr. Markese has agreed not to compete with us for a period of twenty-four months following the cessation of his employment.

Employee Benefit Plans

   Amended and Restated Click Commerce, Inc. Stock Option and Stock Award Plan

   The Click Commerce, Inc. Stock Option and Stock Award Plan was originally adopted by our board of directors and approved by our stockholders on October 19, 1998. In February 2000, we amended and restated the stock plan. The Amended and Restated Click Commerce, Inc. Stock Option and Stock Award Plan provides for the award of incentive stock options intended to qualify under
Section 422 of the Internal Revenue Code, non-statutory stock options, and stock appreciation rights to our executive and key management employees, officers, directors and consultants. The plan provides for the issuance of up to 4,930,842 shares of our common stock. However, the maximum number of shares that may be granted to any individual in a calendar year is 1,000,000. The plan is intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code.

   Our board of directors has authorized the compensation committee to administer the plan. The compensation committee interprets the plan, selects the recipients of awards and determines:

  . the number of shares of common stock covered by options and the dates upon which the options become exercisable;

  . the exercise price of options, provided, however, that the option price shall not be less than 100% of the fair market value of the share as determined by the compensation committee (110% if the incentive stock option is granted to a greater than 10% stockholder of the company);

  . the duration of options, provided, however, that the term of each incentive stock option shall not exceed ten years (or five years if the incentive stock option is granted to a greater than 10% stockholder of the Company);

  . the designation of options as incentive stock options intended to qualify under Section 422 of the Internal Revenue Code or non-statutory stock options; and

  .  the award of stock appreciation rights in tandem with options.

   If there is a change in the corporate structure of the company, the board of directors may in its discretion make adjustments necessary to prevent accretion or dilution in the number and kind of shares authorized by the plan or, with respect to outstanding options, adjustments in the number and kind of shares thereunder and in the option exercise price.

   Options granted under the plan will be immediately exercisable in the event of a change of control. A change in control will occur when (1) a person, entity or group other than an individual who is a stockholder of Click Commerce as of the effective date of the offering acquires beneficial ownership of 35% of the outstanding shares entitled to vote in elections of directors, or (2) Click Commerce consummates a merger or consolidation, or a sale or disposition of all or substantially all of its assets, other than with or to an affiliated company. An "affiliated company" means a company with respect to which the majority of the total members of its board of directors were selected by persons or entities who are stockholders of Click Commerce as of the effective date of the offering.

   Under certain circumstances, the committee may grant reload rights which entitle a director or an employee who holds options to receive a new option to purchase shares of our common stock upon exercise of the original option. No reload option will have reload rights.

   Click Commerce, Inc. Directors' Stock Option and Stock Award Plan

   The Click Commerce, Inc. Directors' Stock Option and Stock Award Plan provides for the grant of non-qualified stock options and stock awards to non-employee directors. The plan provides for the issuance of up to 500,000 shares of our common stock. If there is a change in the corporate structure of the company, the administrative committee may in its discretion make adjustments necessary to prevent accretion or dilution in the number and kind of shares authorized by the plan or, with respect to outstanding options, adjustments in the number and kind of shares thereunder and in the option exercise price.

   401(k) Plan

   Under our client services arrangement with Administaff of Texas, Inc., both we and Administaff are intended to be co-employers of our employees. Accordingly, our employees participate in the Administaff 401(k) plan to provide them with retirement benefits and with a means to save for their retirement. The 401(k) plan is intended to be a tax-qualified plan under
Section 401(a) of the Internal Revenue Code of 1986, as amended.

                             CERTAIN TRANSACTIONS

Transactions with Executive Officers, Directors and Significant Shareholders

   In June and July 1999, we issued and sold an aggregate of 5,217,392 shares of Series A Convertible Participating Preferred Stock at a price of $1.15 per share, for aggregate consideration of $6.0 million, to Insight Capital Partners III, L.P., Insight Capital Partners III-Coinvestors, L.P. and Insight Capital Partners (Cayman) III, L.P. Upon conversion of the preferred stock into shares of common stock, the value of these shares at the midpoint of the filing range would be $52,173,920. In connection with this financing, Jerry Murdock, a partner of Insight Venture Associates III, L.L.C., the general partner of Insight Capital Partners III, L.P., Insight Capital Partners III-Coinvestors, L.P. and Insight Capital Partners (Cayman) III, L.P., was elected a director of Click Commerce.

   In July 1999, we issued and sold an aggregate of 4,347,828 shares of Series B Convertible Participating Preferred Stock at a price of $1.15 per share, for aggregate consideration of $5.0 million, to Compaq Computer Corporation. Upon conversion of the preferred stock into shares of common stock, the value of these shares at the midpoint of the filing range would be $43,478,280. In connection with this financing, Steve Mahoney, vice president of professional services for Europe, Middle East and African operations of Compaq Computer Corporation, became a director of Click Commerce, although he no longer serves as a director. Peter Larson, also a director of Compaq Computer Corporation, became a director of Click Commerce in February 2000.

   In July 1999, we redeemed and retired 5,217,392 shares of our common stock for $6.0 million. Such common shares were redeemed from stockholders, substantially all of whom were officers and directors, in conjunction with the issuance of Series A and B convertible preferred stock to new investors.

   Michael W. Ferro, Jr., our founder, chief executive officer and chairman, is also the founder and majority stockholder of WarrantyCheck.com, Inc. In addition, Leslie D. Shroyer and Manuel A. Fernandez, each currently a director of Click Commerce, serve as directors of WarrantyCheck.com. WarrantyCheck.com has paid us an aggregate of approximately $263,000 for a needs analysis and for consulting services provided by us. These consulting services were completed during the fourth quarter of 1999. Messrs. Shroyer and Fernandez were not directors of Click Commerce in 1999.

   Life Fitness and Mercury Marine, subsidiaries of Brunswick Corporation, paid us approximately $1.0 million for services rendered by us in fiscal 1999. Peter N. Larson, a current director of Click Commerce, is the chairman and chief executive officer of Brunswick Corporation. Mr. Larson was not a director of Click Commerce in 1999.

   American Standard Companies Inc., together with its subsidiary, Trane Company, paid us an aggregate of approximately $1.8 million for services rendered by us in fiscal 1999. Emmanuel A. Kampouris, a current director of Click Commerce, was the chairman, president and chief executive officer of American Standard Companies Inc. until December 1999. Mr. Kampouris was not a director of Click Commerce in 1999.

   Motorola, Inc. paid us an aggregate of approximately $2.9 million for services rendered by us in fiscal 1999. Leslie D. Shroyer, a current director of Click Commerce, was a senior vice president and the chief information officer of Motorola, Inc. until January 2000. Mr. Shroyer was not a director of Click Commerce in 1999. In addition, we have retained Mr. Shroyer to provide consulting services to us from time to time on an as-needed basis in areas including marketing, product development and business development at a per diem rate of $1,300.

   In September 1999, Michael W. Ferro, Jr. sold an aggregate of 434,784 shares of common stock for aggregate consideration of $500,000 to SI Venture Associates, L.L.C. and certain partners of SI Venture Associates, L.L.C., including Manuel A. Fernandez. The value of theses shares at the midpoint of the filing range would be $4,347,840. Mr. Fernandez was elected a director of Click Commerce in February 2000.

   In January 2000, Michael W. Ferro, Jr., his father, Michael Ferro, Sr., and his sisters, Suzi Ferro Clegg and Maria Morris, together with several other stockholders, sold 3,587,405 shares of our common stock at a price of $5.25 per share, for aggregate consideration of $18,833,875 to a number of investors, including the following newly elected directors of Click Commerce:
Peter N. Larson, Emmanuel A. Kampouris, Manuel A. Fernandez and Dr. Michael Hammer. Shares were also sold to our counsel, Latham & Watkins, and to an individual partner of Latham & Watkins. The value of these shares at the midpoint of the filing range would be $35,874,050.

   In March 2000, we entered into a letter of intent with Andersen Consulting to execute definitive agreements that will provide for cross-marketing of each other's products and services. The letter of intent provides that, upon execution of a definitive agreement, Andersen will purchase from some of our existing stockholders, substantially all of whom are officers and directors, 2% of our outstanding common stock. We would not receive any of the proceeds from the sale of these shares of our common stock.

   We believe that each of the transactions described above was entered into on terms no less favorable to us than could have been obtained with non-affiliated parties. If any conflicts of interest with any such entities arise in the future we anticipate that the non-interested members of our Board of Directors will pass on the appropriateness of any particular matter.

Indemnification Agreements

   We have entered into indemnification agreements with each of our directors and some of our executive officers.

Registration Rights

   Some of our stockholders are entitled to have their shares registered by us for resale.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth information with respect to the beneficial ownership of our common stock as of February 11, 2000, and as adjusted to reflect the conversion of all preferred stock into common stock immediately prior to the completion of this offering and sale of the shares of common stock offered by this prospectus, by:

  . each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of our common stock;

  .  each of our directors and Named Executive Officers; and

  .  all of our directors and executive officers as a group.

   Share ownership in each case includes shares issuable upon exercise of outstanding options that are exercisable within 60 days of February 11, 2000. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table below have sole voting and sole investment control with respect to all shares beneficially owned. Percentage of ownership is calculated according to SEC Rule 13d-3(d)(1). Percentage ownership calculations before and after this offering are based on 33,130,494 shares and 38,130,494 shares, respectively, of common stock outstanding. Unless otherwise indicated, the address for all executive officers and directors is c/o Click Commerce, Inc., 200 East Randolph Drive, Suite 4900, Chicago, Illinois 60601.

                                                  Percentage of Common Stock
                                                    Beneficially Owned (1)
Name of Beneficial        Number of Shares  --------------------------------------
Owner                    Beneficially Owned Before the Offering After the Offering
------------------       ------------------ ------------------- ------------------
Michael W. Ferro,
 Jr.(1)................      15,490,835            46.76%             40.63%
Robert J. Markese......             --                 *                  *
Peter N. Larson(2).....         100,000                *                  *
Emmanuel A. Kampouris..         171,429                *                  *
Jerry Murdock(3).......       7,169,773            21.64%             18.80%
  Entities affiliated
   with Insight Capital
   Partners
   527 Madison Avenue
   10th Floor
   New York, New York
    10022
Manuel A. Fernandez(4).         585,013             1.77%              1.53%
Dr. Michael Hammer.....         190,476                *                  *
Leslie D. Shroyer......          38,095                *                  *
Compaq Computer
 Corporation...........       4,347,828            13.12%             11.40%
  40 Old Bolton Road
  Stow, Massachusetts
   01775
All directors and
 executive officers as
 a group (10 persons)..      23,745,621            71.67%             62.27%

--------
*Less than 1% of total.
(1) David Stone and Michael W. Ferro, Sr., Suzi Ferro Clegg and Maria Morris, Michael W. Ferro, Jr.'s father and two sisters, have issued to Mr. Ferro, Jr. their proxy to vote the 1,871,904 shares of our common stock owned by them until expiration of the 360 day lock-up to which they are subject.
(2) Includes 6,000 shares held by Dana E. Larson and 6,000 shares held by Maryle A. Larson. Mr. Larson disclaims beneficial ownership of the shares held by Dana E. Larson and Maryle A. Larson.
(3) Includes 4,558,201 shares held by Insight Capital Partners III, L.P., 1,017,242 shares held by Insight Capital Partners III-Coinvestors, L.P. and 1,546,711 shares held by Insight Capital Partners (Cayman) III, L.P. Insight Venture Associates III, L.L.C. is the general partner of each of Insight Capital Partners III, L.P., Insight Capital Partners III-Coinvestors, L.P. and Insight Capital Partners (Cayman) III, L.P. Mr. Murdock, a director of Click Commerce, is a partner of Insight Venture Associates III, L.L.C. Mr. Murdock disclaims beneficial ownership of the shares held by Insight Capital Partners III, L.P., Insight Capital Partners III-Coinvestors, L.P. and Insight Capital Partners (Cayman) III, L.P., except to the extent of his pecuniary interests therein arising from his membership interest in Insight Venture Associates III, L.L.C.
(4) Includes 525,467 shares held by S.I. Venture Associates, L.L.C. Mr. Fernandez, a director of Click Commerce, is a managing partner of S.I. Venture Associates, L.L.C. Mr. Fernandez disclaims beneficial ownership of the shares held by S.I. Venture Associates, L.L.C., except to the extent of his pecuniary interests therein arising from his membership interest in S.I. Venture Associates, L.L.C.

                         DESCRIPTION OF CAPITAL STOCK

   The following description of our capital stock and related provisions of our amended and restated certificate of incorporation as it will be in effect upon the closing of this offering, or certificate, and amended and restated bylaws as they will be in effect upon the closing of this offering, or bylaws, are summaries of these documents and are qualified by reference to the certificate and the bylaws. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus is a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

   Upon the closing of the offering, the authorized capital stock of Click Commerce will consist of 75,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share. All of our convertible preferred stock outstanding prior to the offering will convert automatically to common stock upon the closing of this offering.

Common Stock

   As of December 31, 1999, assuming the conversion of all outstanding preferred stock into common stock prior to the consummation of this offering and the issuance of 450,000 shares of common stock upon exercise of options in February 2000, 32,184,512 shares of our common stock were outstanding and held of record by 16 stockholders. After this offering, 37,184,512 shares will be outstanding. Concurrently with the completion of this offering, each outstanding share of our preferred stock will be exchanged for and converted into one share of our common stock. The following description of rights assumes this conversion.

   Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. Holders of common stock are entitled to receive dividends as may from time to time be declared by our Board of Directors out of funds legally available therefor. We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. In the event of a liquidation, dissolution or winding up of Click Commerce, holders of common stock are entitled to share equally and ratably in the assets of Click Commerce, if any, remaining after the payment of all our liabilities and the liquidation preference of any then outstanding class or series of preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by us in this offering when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that we may issue in the future, as described below.

Preferred Stock

   Upon the closing of this offering, our Board of Directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of any series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. The issuance of preferred stock by our Board of Directors could adversely affect the rights of holders of common stock. Immediately after this offering there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended, or DGCL. Subject to a number of exceptions,
Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained status as an interested stockholder with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire us.

   In addition, a number of provisions of the Certificate and Bylaws, which provisions will be in effect upon the closing of this offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

   Board of Directors Vacancies; Classified Board. Following this offering, our Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. The Certificate also authorizes our Board of Directors to fill vacant directorships or increase the size of the Board of Directors. These provisions may deter a stockholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by removal with its own nominees.

   Stockholder Action; Special Meeting of Stockholders. The Certificate provides that stockholders may not take action by written consent, but only at a duly called annual or special meeting of stockholders. The Certificate further provides that special meetings of stockholders of our company may be called only by the Chairman of the Board of Directors or a majority of the Board of Directors or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the company, include the power to call such meetings.

   Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to the secretary at our principal executive offices not less than 120 days prior to the first anniversary of the date the corporation's proxy statement was released to security holders in connection with the preceding year's annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, a proposal shall be received by the corporation no later than ten days following the day on which notice of the date of the meeting was mailed or public announcement of the date of the meeting was made, whichever comes first. In the case of a special meeting of stockholders, notice by the stockholder, to be timely, must be so received not more than 90 days nor later than the later of (1) 60 days prior to the special meeting of stockholders or (2) the close of business on the 10th day following the date on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. The Bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

   Authorized But Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

   The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. We have provisions in our certificate and bylaws that require a super-majority vote of the stockholders to amend, revise or repeal provisions that may have an anti-takeover effect.

Registration Rights

   Following this offering, holders of 9,565,220 shares of our common stock will have certain rights to register the sales of those shares under the Securities Act. Subject to some limitations, these registration rights include:

  . an unlimited number of piggyback registration rights that require us to register sales of a requesting holder's shares when we undertake a public offering, subject to the discretion of the managing underwriter of the offering to decrease the amount that holders may register;

  . two demand registration rights that holders may exercise no sooner than 180 days after our initial public offering, which require us to register sales of a holder's shares, subject to the discretion of our Board of Directors to delay the registration; and

  . registration rights that holders may exercise no more than twice during any consecutive 12 month period to require us to register sales of shares on Form S-3, a short form of registration statement permitted to be used by some companies, which holders may exercise following the time we first qualify for the use of this form of registration with the SEC if they request registration of the sale of shares representing no less than 2% of the then outstanding shares of common stock.

   Holders of an additional 4,295,188 shares of common stock are entitled to an unlimited number of piggyback registration rights as well as the right to participate, on a pro rata basis, in any underwritten secondary offering of our common stock that would constitute an exception to the 360-day lock-up period following this offering, subject to reductions in the discretion of the managing underwriter of such offering or the Board of Directors.

   A holder of an aggregate of 873,556 shares and options to acquire shares of common stock may require us to register the resale of such shares in a non-underwritten offering on Form S-3 following the time we first qualify for the use of this form, which we expect to qualify for after the first anniversary of this offering.

   In connection with his employment agreement, in the event of an additional public offering prior to December 31, 2000, Robert J. Markese may require us to register the resale of shares issuable upon the exercise of up to 10% of his 1,140,000 options in that public offering.

   We will bear all registration expenses if these registration rights are exercised, other than underwriting discounts and commissions.

   All holders of our common stock prior to this offering have agreed with us not to sell any of their shares during the 360-day period following this offering and are expected to agree with Morgan Stanley & Co. Incorporated not to sell any of these shares during the 180-day period following this offering. Our Board of Directors, in its discretion, may waive this 360-day lock-up period. Any decision by our Board of Directors to waive the lock-up restrictions would depend on a number of factors, including market conditions, the performance of our common stock in the market and our financial condition at that time.

Limitation of Liability and Indemnification Matters

   The Certificate includes provisions to (1) eliminate the personal liability of our Directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and (2) indemnify our Directors and officers to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary.

   We have entered into agreements to indemnify each of our directors and some of our executive officers, in addition to the indemnification provided for in the Bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification.

Transfer Agent And Registrar

   Upon the closing of this offering, the transfer agent and registrar for our common stock will be Harris Trust and Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

Effect of Sales of Shares

   Prior to this offering, no public market existed for our common stock, and we can make no prediction as to the effect, if any, that sales of shares of common stock or the availability of shares of our common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that sales occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through an offering of our equity securities.

Sale of Restricted Shares

   On completion of this offering, we will have an aggregate of 37,184,512 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these outstanding shares, the 5,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, generally only may be sold in compliance with the limitations of Rule 144 described below. All of the remaining 32,184,512 shares of common stock that will be outstanding after this offering will be "restricted securities," as that term is defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, including Rule 144(k) or Rule 701 under the Securities Act, which rules are summarized below. Taking into account the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

       Days after Date         Approximate Shares
      of this Prospectus    Eligible for Future Sale          Comment
      ------------------    ------------------------          -------
                                                     Freely tradable shares
   On Effectiveness........         5,000,000        sold in offering
   360 days................        32,184,512        Lock-ups released; shares
                                                     salable under Rule 144,
                                                     144(k) or 701

Rule 144

   In general, under Rule 144 as currently in effect, commencing 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which is expected to be approximately 371,845 shares upon completion of this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale, subject to the restrictions specified in Rule 144.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

Lock-Up Agreements

   We, all of our directors and officers, all of our current stockholders and optionholders are expected to agree that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock without the prior written consent of Morgan Stanley & Co. Incorporated for a lock-up period of 180 days from the date of this prospectus.

   We have no agreement with Morgan Stanley for a waiver of this restriction. However, Morgan Stanley may, in its discretion, release it. In some cases underwriters agree to waive lock-up restrictions when a company's stock has performed well and market conditions are favorable. Any decision by Morgan Stanley to waive the lock-up restrictions would depend on a number of factors, including market conditions, the performance of our common stock in the market and our financial condition at that time.

   In addition, each of our directors and executive officers, current stockholders and optionholders have agreed with us that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock without our prior written consent for a lock-up period of 360 days from the date of this prospectus. Our prior written consent for sale of such shares shall be deemed given in the event that we approve a registered secondary offering of shares during the lock-up period, in which such stockholders would have a pro rata participation right. Holders of 4,295,188 shares of our common stock are entitled to an unlimited number of piggyback registration rights as well as the right to participate, on a pro rata basis, in any underwritten secondary offering of our common stock that would constitute an exception to the 360-day lock-up period following this offering, subject to reductions in the discretion of the managing underwriter of such offering or the Board of Directors.

Rule 701

   Any of our employees or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of the date of this prospectus, the holders of options exercisable into approximately shares of common stock will be eligible to sell their shares on the expiration of the 180-day lock-up period, or subject in some cases to vesting of options.

Stock Options

   As of the date of this prospectus, options to purchase a total of 4,539,000 shares of our common stock were outstanding. An additional 891,842 shares of common stock were available for future option grants under our stock option plans. We intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock issued or reserved for issuance under our stock option plan and shares issued or issuable upon exercise of other options within 180 days after the date of the prospectus, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act.

Registration Rights

   On completion of this offering, some holders of shares of outstanding common stock will have demand registration rights with respect to their shares of common stock (subject to the 360-day lock-up arrangements described above) to require us to register their shares of common stock under the Securities Act, and they will have specified rights to participate in any future registration of our securities, subject to the discretion of the managing underwriter of the offering to decrease the amount that holders may register.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Dain Rauscher Incorporated and Salomon Smith Barney Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below.

                                                                       Number of
      Name                                                              Shares
      ----                                                             ---------
      Morgan Stanley & Co. Incorporated...............................
      Dain Rauscher Incorporated......................................
      Salomon Smith Barney Inc........................................
                                                                       ---------
        Total......................................................... 5,000,000
                                                                       =========

   The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

   The per share price of any shares sold by the underwriters will be the public offering price listed on the cover page of this prospectus, in United States dollars, less an amount not greater than the per share amount of the concession to dealers described below.

   The underwriters propose initially to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $ a share. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $ a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 750,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, made in connection with the offering of shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to public would be $, the total underwriting discounts and commissions would be $ and the total proceeds to Click Commerce would be $ .

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

   We have applied for quotation of the common stock on the Nasdaq National Market under the symbol "CKCM."

   Each of Click Commerce and the officers, directors, stockholders and optionholders of Click Commerce has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not during the period ending 180 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, the economic consequences of ownership of common stock whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

   The restrictions described in the immediately preceding paragraph do not apply to:

  .  the sale of shares to the underwriters;

  . the issuance of shares under our employee stock option or stock purchase plans;

  .  the grant by us of employee stock options; or

  . the issuance of common stock in connection with the transactions described in this prospectus.

   In addition, each of our directors, executive officers and current stockholders and certain of our optionholders have agreed with us that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock without our prior written consent for a lock-up period of 360 days from the date of this prospectus.

   At our request, the underwriters have reserved for sale, at the initial public offering price, up to shares of common stock offered in this offering under a directed share program for some of our business associates. These persons are expected to purchase, in the aggregate, not more than five percent of the common stock offered in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered by this prospectus.

   We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with this offering, creating a short position in the common stock for the underwriters' account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   From time to time, the underwriters or their affiliates may provide investment and commercial banking services to Click Commerce.

   An executive officer of an affiliate of Salomon Smith Barney Inc., one of the underwriters in this offering, purchased 95,238 shares of common stock at a price of $5.25 per share in February 2000. The aggregate difference between the purchase price per share of those shares and the public offering price per share in this offering is deemed to be underwriting compensation pursuant to the regulations of the National Association of Securities Dealers, Inc. Under the NASD's regulations these shares may not be sold, transferred, assigned, pledged or hypothecated for a period of one year from the date of this prospectus.

Pricing of the Offering

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between Click Commerce and the U.S. representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of Click Commerce and its industry in general, sales, earnings and certain other financial operating information of Click Commerce in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of Click Commerce. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed on for us by Latham & Watkins, Chicago, Illinois. Certain legal matters in connection with the offering will be passed on for the underwriters by Davis Polk & Wardwell, New York, New York. Latham & Watkins owns 9,524 shares of our common stock, and an individual partner of Latham & Watkins owns 9,524 shares of our common stock.

                                    EXPERTS

   Our financial statements and the related financial statement schedule as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

   Our financial statements for the year ended December 31, 1998 were previously audited by PricewaterhouseCoopers LLP, certified public accountants. We made the determination to change accountants to KPMG LLP in connection with our decision to offer shares of our common stock to the public. The decision to change accountants was approved by our Board of Directors. PricewaterhouseCoopers LLP and we mutually agreed to terminate our relationship on December 10, 1999. PricewaterhouseCoopers LLP's report on our financial statements for the fiscal year ended December 31, 1998 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements at any time between us and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                            ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Click Commerce and the common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or a document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or a document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the SEC. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's Web site located at www.sec.gov.

   As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and in accordance therewith will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for the quotation on the Nasdaq National Market, reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                              CLICK COMMERCE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report............................................... F-2

Balance Sheets............................................................. F-3

Statements of Operations................................................... F-4

Statements of Shareholders' Equity (Deficit)............................... F-5

Statements of Cash Flows................................................... F-6

Notes to Financial Statements.............................................. F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors Click Commerce, Inc.:

   We have audited the accompanying balance sheets of Click Commerce, Inc. as of December 31, 1998 and 1999, and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Click Commerce, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Chicago, Illinois February 7, 2000, except as to Note 13, which is as of February 14, 2000

                              CLICK COMMERCE, INC.

                                 BALANCE SHEETS

                                     Assets

                                               December 31,         Pro Forma
                                           ----------------------  December 31,
                                              1998        1999         1999
                                           ----------  ----------  ------------
                                                                   (unaudited)
Current assets:
  Cash and cash equivalents............... $   66,850  $3,335,674   $3,336,799
  Short-term investments..................     53,210   2,968,198
  Trade accounts receivable, less
   allowance for doubtful accounts of
   $20,744 and $53,794 in 1998 and 1999...    490,597   1,539,665
  Revenue earned on contracts in progress
   in excess of billings..................    136,957     894,107
  Other current assets....................     20,435     129,699
  Deferred income taxes...................     79,781     242,379
                                           ----------  ----------
    Total current assets..................    847,830   9,109,722
  Property and equipment, net.............    189,865     700,323
  Other assets............................     39,102     123,788
                                           ----------  ----------
    Total assets.......................... $1,076,797  $9,933,833
                                           ==========  ==========

                 Liabilities and Shareholders' Equity (Deficit)

Current liabilities:
  Accounts payable........................ $  224,656  $  644,170
  Billings in excess of revenues earned on
   contracts in progress..................    214,268   2,025,809
  Deferred revenue........................    184,084     389,799
  Accrued compensation....................    182,898     712,382
  Accrued expenses and other current
   liabilities............................     34,986     233,751
  Income taxes payable....................    145,149      39,092
  Current portion of capital lease
   obligations............................     15,727      45,454
                                           ----------  ----------
    Total current liabilities.............  1,001,768   4,090,457
Capital lease obligations, less current
 portion..................................      2,121      83,706
Deferred income taxes.....................     17,529      33,249
                                           ----------  ----------
    Total liabilities.....................  1,021,418   4,207,412
Series A Convertible Participating
 Preferred Stock, $0.001 par value,
 12,000,000 shares authorized; minimum
 aggregate liquidation preference of
 $6,000,000 in 1999; 5,217,392 shares
 issued and outstanding in 1999...........        --    5,800,000          --
Series B Convertible Participating
 Preferred Stock, $0.001 par value,
 8,000,000 shares authorized; minimum
 aggregate liquidation preference of
 $5,000,000 in 1999; 4,347,828 shares
 issued and outstanding in 1999...........        --    4,800,000          --
Shareholders' equity (deficit):
  Preferred stock, $0.001 par value,
   5,000,000 shares authorized, no shares
   issued and outstanding.................        --          --           --
  Common stock, $0.001 par value,
   75,000,000 shares authorized;
   26,400,000, 22,169,292, and 32,184,512
   shares issued and outstanding in 1998,
   1999 and pro forma 1999 ...............     26,400      22,169       32,184
  Additional paid-in capital..............    623,967         --    10,591,110
  Deferred compensation...................   (509,559)        --           --
  Accumulated deficit.....................    (85,429) (4,895,748)  (4,895,748)
                                           ----------  ----------   ----------
    Total shareholders' equity (deficit)..     55,379  (4,873,579)   5,727,546
                                           ----------  ----------   ----------
  Total liabilities and shareholders'
   equity (deficit)....................... $1,076,797  $9,933,833
                                           ==========  ==========

                See accompanying notes to financial statements.

                              CLICK COMMERCE, INC.

                            STATEMENTS OF OPERATIONS

                                                Year ended December 31,
                                            ----------------------------------
                                               1997        1998        1999
                                            ----------  ----------  ----------
Revenue.................................... $1,321,684  $2,390,340  $9,952,109
Cost of revenue............................    378,989     711,963   2,669,551
                                            ----------  ----------  ----------
Gross profit...............................    942,695   1,678,377   7,282,558
Operating expenses:
  Sales and marketing......................    174,347     434,510   2,810,477
  Research and development.................        --      149,235     728,823
  General and administrative (exclusive of
   $187,401 and $402,298 in 1998 and 1999,
   reported below as amortization of
   deferred stock compensation) ...........    719,850     986,630   2,761,706
  Amortization of deferred stock
   compensation............................        --      187,401     402,298
                                            ----------  ----------  ----------
    Total operating expenses...............    894,197   1,757,776   6,703,304
                                            ----------  ----------  ----------
Operating income (loss)....................     48,498     (79,399)    579,254
Interest income............................      5,510       8,370     113,186
Interest expense...........................     (5,893)     (8,977)     (6,639)
Other expense..............................       (256)     (1,881)     (6,256)
                                            ----------  ----------  ----------
Other income (expense).....................       (639)     (2,488)    100,291
                                            ----------  ----------  ----------
Income (loss) before income taxes..........     47,859     (81,887)    679,545
Income tax expense (benefit)...............     28,721     (16,670)    297,571
                                            ----------  ----------  ----------
Net income (loss).......................... $   19,138  $  (65,217) $  381,974
                                            ==========  ==========  ==========

Basic and diluted earnings (loss) per
 share..................................... $     0.00  $    (0.00) $     0.01
                                            ==========  ==========  ==========

Weighted average shares outstanding:
  Basic.................................... 28,782,666  28,782,666  26,754,244
  Diluted.................................. 28,782,666  28,782,666  27,771,262

Pro forma basic and diluted earnings per
 share.....................................                         $     0.01
                                                                    ==========

Pro forma weighted average shares
 outstanding:
  Basic....................................                         31,628,576
  Diluted..................................                         32,645,594


                See accompanying notes to financial statements.

                              CLICK COMMERCE, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                             Common Stock      Additional
                          -------------------   paid-in     Deferred   Accumulated
                            Shares    Amount    capital   compensation   deficit       Total
                          ----------  -------  ---------- ------------ -----------  -----------
Balance at December 31,
 1996...................  26,400,000  $26,400   $    --     $    --    $   (39,350) $   (12,950)
Net income..............         --       --         --                     19,138       19,138
                          ----------  -------   --------    --------   -----------  -----------
Balance at December 31,
 1997...................  26,400,000   26,400        --          --        (20,212)       6,188
Deferred compensation
 from stock option
 grants.................         --       --     696,960    (696,960)          --           --
Amortization of deferred
 stock compensation, net
 of income tax benefit
 of $72,993 ............         --       --     (72,993)    187,401           --       114,408
Net loss................         --       --         --          --        (65,217)     (65,217)
                          ----------  -------   --------    --------   -----------  -----------
Balance at December 31,
 1998...................  26,400,000   26,400    623,967    (509,559)      (85,429)      55,379
Amortization of deferred
 stock compensation, net
 of income tax benefit
 of $156,695............         --       --    (156,695)    402,298           --       245,603
Deferred compensation
 related to cancelled
 options................         --       --    (107,261)    107,261           --           --
Issuance of common stock
 upon exercise of stock
 options, including
 related tax benefit....     986,684      986    442,479         --            --       443,465
Redemption of common
 stock..................  (5,217,392)  (5,217)  (802,490)        --     (5,192,293)  (6,000,000)
Net income..............         --       --         --          --        381,974      381,974
                          ----------  -------   --------    --------   -----------  -----------
Balance at December 31,
 1999...................  22,169,292  $22,169   $    --     $    --    $(4,895,748) $(4,873,579)
                          ==========  =======   ========    ========   ===========  ===========


                See accompanying notes to financial statements.

                              CLICK COMMERCE, INC.

                            STATEMENTS OF CASH FLOWS

                                                 Year ended December 31,
                                              --------------------------------
                                                1997      1998        1999
                                              --------  ---------  -----------
Cash flows from operating activities:
  Net income (loss).......................... $ 19,138  $ (65,217) $   381,974
  Adjustments to reconcile net income (loss)
   to net cash provided by operating
   activities:
    Amortization of deferred stock
     compensation............................      --     187,401      402,298
    Depreciation and amortization............   23,621     42,814      103,315
    Provision for doubtful accounts..........   20,744        --        33,050
    Deferred income taxes....................      --     (60,707)    (146,879)
    Loss on disposal of property and
     equipment...............................      256      1,881        6,256
    Changes in operating assets and
     liabilities:
      Trade accounts receivable..............   (8,403)  (473,065)  (1,082,118)
      Revenue earned on contracts in progress
       in excess of billings.................      --    (136,957)    (757,150)
      Other current assets...................   (4,686)   (11,487)    (109,264)
      Accounts payable.......................   84,501    122,475      419,514
      Billings in excess of revenues earned
       on contracts in progress..............      --     214,268    1,811,541
      Deferred revenue.......................      --     184,084      205,715
      Accrued compensation...................  184,732    (11,500)     529,484
      Accrued expenses and other current
       liabilities...........................   19,745     (1,744)     198,764
      Income taxes payable...................   28,175     43,981      178,247
      Other assets...........................  (10,734)   (28,369)     (87,700)
                                              --------  ---------  -----------
        Net cash provided by operating
         activities..........................  357,089      7,858    2,087,047
Cash flows from investing activities:
  Purchases of property and equipment........  (49,412)  (138,936)    (481,617)
  Proceeds from sale of property and
   equipment.................................      --         250        4,199
  Net purchases of short-term investments....  (50,461)    (2,749)  (2,914,988)
                                              --------  ---------  -----------
        Net cash used in investing
         activities..........................  (99,873)  (141,435)  (3,392,406)
Cash flows from financing activities:
  Common stock redemption....................      --         --    (6,000,000)
  Proceeds from issuance of preferred stock,
   net of issuance costs.....................      --         --    10,600,000
  Proceeds from exercise of stock options....      --         --         2,468
  Principal payments under capital lease
   obligations...............................  (13,827)   (20,358)     (28,285)
  Payments under other borrowings, net.......  (35,772)      (205)         --
                                              --------  ---------  -----------
        Net cash provided by (used in)
         financing activities................  (49,599)   (20,563)   4,574,183
                                              --------  ---------  -----------
Net change in cash and cash equivalents......  207,617   (154,140)   3,268,824
Cash and cash equivalents at beginning of
 year........................................   13,373    220,990       66,850
                                              --------  ---------  -----------
Cash and cash equivalents at end of year..... $220,990  $  66,850  $ 3,335,674
                                              ========  =========  ===========
Supplemental disclosures:
  Property and equipment acquired under
   capital leases............................ $ 15,041  $   6,526  $   139,599
  Interest paid..............................        5      8,977        6,639
  Income taxes paid..........................      --       1,599      266,202

                See accompanying notes to financial statements.

                             CLICK COMMERCE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Description of Business

   Click Commerce, Inc. (the "Company") is based in Chicago, Illinois and is a provider of enterprise channel management solutions for large, global manufacturing companies with complex or specialized dealer, distributor and supplier networks. The Company provides software products and services that enable large, global manufacturing companies to effectively manage and engage in collaborative business-to-business electronic commerce throughout all levels of their product and services distribution channel.

2. Summary of Significant Accounting Policies

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents and Short-term Investments

   Cash equivalents are short-term, highly liquid investments with original maturity dates of three months or less. Cash equivalents are carried at cost, which approximates fair market value. Short-term investments are classified as held-to-maturity and are recorded at cost. As of December 31, 1998, short-term investments consisted of a certificate of deposit in the amount of $53,210 due to mature in October 1999. As of December 31, 1999, short-term investments consisted of a certificate of deposit in the amount of $55,696 due to mature in October 2000 and a $3,000,000 par value U.S. Government agency discount note due to mature in January 2000.

 Property and Equipment

   Property and equipment are stated at cost less accumulated depreciation and amortization calculated on a straight-line basis over the useful lives of the assets.

   Equipment, furniture and fixtures are depreciated over five to seven years and computer software is amortized over three years. Equipment held under capital leases is amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset.

   When property and equipment are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the account, and any gain or loss is included in other income. Amounts expended for maintenance and repairs are charged to expense.

 Long-lived Assets

   The Company reviews the carrying values of its long-lived assets for impairment whenever events or changes in circumstances indicate that such carrying values may not be recoverable. In assessing impairment, the Company determines whether the undiscounted future cash flows to be derived from the related asset over the remaining life will be sufficient to recover the carrying value. In the event such cash flows are not expected to be sufficient to recover the carrying value of the asset, the impairment to be recognized is measured by the amount by which the carrying value exceeds the fair value of the asset.

 Revenue and Cost Recognition

   Revenues from fixed-price contracts are recognized using the percentage-of-completion method as services are performed to develop, customize and install the Company's software products. The percentage completed is

                             CLICK COMMERCE, INC.

measured by the percentage of labor hours incurred to date in relation to estimated total labor hours for each contract. Management considers labor hours to be the best available measure of progress on these contracts.

   Revenue from maintenance service is recognized ratably over the term of the contract. Maintenance fees billed in advance of providing the related service are included in deferred revenue. As part of the sales process, the Company performs a needs analysis for the potential customer on a fixed fee basis. Revenue from needs analyses is recognized as the work is performed.

   Cost of revenue includes salaries and related expenses for project management and technical support personnel who provide development, customization and installation services to customers and an allocation of business consulting personnel salaries and data processing and overhead costs. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which they are determined.

 Software Development

   Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility of computer software products to be licensed or otherwise marketed, are classified as research and development costs, and are charged to costs and expenses as incurred. Once technological feasibility has been determined, costs incurred in the construction phase of software development, including coding, testing, and product quality assurance, are capitalized. To date the period between technological feasibility and general availability has been short and costs qualifying for capitalization have been insignificant. For the years ended December 31, 1997, 1998 and 1999, no software development costs were capitalized.

   Under the provisions of Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, certain costs associated with software developed or obtained for internal use are capitalized and amortized over the useful life. No such costs were capitalized during the years ended December 31, 1997, 1998 and 1999.

 Earnings per Share

   The Company computes earnings per share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 requires the calculation and presentation of basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of common shares outstanding. Diluted earnings per share is calculated based on the weighted average number of common shares outstanding and the dilutive effect of stock options and other common stock equivalents using the treasury stock method. Dilutive securities are excluded from the diluted earnings per share calculation if their effect is anti-dilutive.

   Pursuant to Staff Accounting Bulletin (SAB) No. 98, common stock and common stock equivalents issued for nominal consideration, prior to the anticipated effective date of an initial public offering, are required to be included in the calculation of basic and diluted earnings per share as if they were outstanding for all periods presented. The Company considers the grants of 2,382,666 options for common stock at an exercise price of $0.0025, net of cancelled options, to be grants for nominal consideration.

 Income Taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases

                             CLICK COMMERCE, INC.

and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Financial Instruments

   The reported amounts of the Company's financial instruments, which include short-term investments, trade accounts receivable, accounts payable, accrued compensation, accrued expenses and income taxes payable, approximate their fair values due to the contractual maturities and short-term nature of these instruments.

 Stock-Based Compensation

   The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25 (Opinion
25) "Accounting for Stock Issued to Employees," and disclose the pro forma effects on net income had the fair value of the options been expensed. As such, compensation expense would be recorded only if the fair value of the underlying stock exceeded the exercise price on the grant date. The Company applies Opinion 25 in accounting for its stock option plan and, accordingly, no compensation cost has been recognized on stock options for which the exercise price equaled the fair value at the date of grant.

 Segment Reporting

   The Company operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes a comprehensive standard for the recognition and measurement of derivative instruments and hedging activities. This pronouncement will require the Company to recognize derivatives on its balance sheet at fair value. Changes in the fair values of derivatives that qualify as cash flow hedges will be recognized in other comprehensive income until the hedged item is recognized in earnings.

   In December 1999, the Securities and Exchange Commission issued SAB No. 101, Revenue Recognition in Financial Statements that was amended by SAB No. 101A, which is effective no later than the second quarter of fiscal 2000.

   The Company does not expect the adoption of these recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flows.

 Unaudited Pro Forma Balance Sheet

   Upon an initial public offering of the Company's common stock, the shares of Series A and Series B Convertible Participating Preferred Stock will be converted into 9,565,220 shares of common stock. In addition, 450,000 shares of common stock were issued in February 2000 upon exercise of options at an exercise price of $0.0025 per share. These transactions have been reflected in the unaudited pro forma balance sheet as of December 31, 1999.

                             CLICK COMMERCE, INC.

3. Concentrations of Credit Risk

   During the year ended December 31, 1997, three customers accounted for an aggregate of 88% of the Company's total revenue, one for approximately 37%, another for approximately 30% and a third for approximately 21%. During the year ended December 31, 1998, four customers accounted for an aggregate of 81% of the Company's total revenue, one for approximately 25%, another for approximately 24%, a third for approximately 18%, and a fourth customer for approximately 14%. During the year ended December 31, 1999, three customers accounted for an aggregate of 61% of the Company's total revenue, one for approximately 29%, another for approximately 18%, and a third customer for approximately 14%.

   As of December 31, 1998, four customers accounted for 97% of the Company's gross trade accounts receivable, one for approximately 38%, another for approximately 31%, another for approximately 18% and a fourth customer for approximately 10%. As of December 31, 1999, five customers accounted for an aggregate of 85% of the Company's gross trade accounts receivable, one for approximately 27%, another for approximately 21%, another for approximately 15%, another for approximately 12% and a fifth customer for approximately 10%.

4. Property and Equipment

   Property and equipment is comprised of the following:

                                                               December 31,
                                                            -------------------
                                                              1998      1999
                                                            --------  ---------
      Equipment, furniture and fixtures.................... $203,582  $ 613,898
      Leased equipment.....................................   56,038    195,637
      Computer software....................................    4,606     63,416
                                                            --------  ---------
                                                             264,226    872,951
      Less accumulated depreciation and amortization.......  (74,361)  (172,628)
                                                            --------  ---------
      Net property and equipment........................... $189,865  $ 700,323
                                                            ========  =========

   Accumulated amortization related to capitalized leased equipment was $39,165 and $68,557 as of December 31, 1998 and 1999, respectively.

                             CLICK COMMERCE, INC.

5. Lease Commitments

   The Company is obligated as lessee under certain noncancelable operating leases for equipment and office space, and is also obligated to pay insurance, maintenance and other executory costs associated with the leases. Rent expense (including insurance, maintenance and other executory costs) was $86,885, $195,521 and $354,598 during 1997, 1998 and 1999, respectively. Future minimum payments under lease obligations with initial or remaining terms in excess of one year are as follows as of December 31, 1999:

                                                            Operating  Capital
                                                              Leases    Leases
                                                            ---------- --------
      2000................................................. $  547,555 $ 56,537
      2001.................................................    578,600   54,326
      2002.................................................    595,936   37,054
      2003.................................................    613,804      --
      2004.................................................    260,880      --
      Thereafter...........................................        --       --
                                                            ---------- --------
      Total minimum lease payments......................... $2,596,775  147,917
                                                            ==========
      Less amount representing interest....................             (18,757)
                                                                       --------
      Subtotal.............................................             129,160
      Less current portion of capital lease obligations....             (45,454)
                                                                       --------
      Capital lease obligations, less current portion......            $ 83,706
                                                                       ========

   In January 2000, the Company entered into an operating lease agreement for office space in another office complex. The lease term begins in February 2000 and ends in August 2005. The agreement stipulates the Company will not make monthly payments for the first five months, and subsequently will pay a base amount, and additional amounts for taxes and operating expenses ranging from $69,150 to $81,600 per month for the term of the lease.

   In February 2000, the Company entered into an agreement to sublease a portion of its existing leased premises to another company for the entire amount the Company is obligated to pay for such portion under its present agreement.

6. Income Taxes

   Income tax expense (benefit) consists of:

                                                   Current  Deferred    Total
                                                   -------- ---------  --------
      Year ended December 31, 1997:
        U.S. Federal.............................. $ 23,296 $     --   $ 23,296
        State.....................................    5,425       --      5,425

      Year ended December 31, 1998:
        U.S. Federal..............................   35,557   (48,709)  (13,152)
        State.....................................    8,480   (11,998)   (3,518)

      Year ended December 31, 1999:
        U.S. Federal..............................  364,109  (118,597)  245,512
        State.....................................   80,341   (28,282)   52,059

                             CLICK COMMERCE, INC.

   The income tax expense (benefit) differs from the amounts computed by applying the U.S. Federal income tax rate of 34% to income (loss) before taxes as a result of the following:

                                                       1997     1998      1999
                                                      ------- --------  --------
      Computed "expected" tax expense (benefit).....  $16,272 $(27,842) $231,045
      Increase (reduction) in income taxes resulting
       from:
        Non-deductible expenses, primarily meals and
         entertainment..............................    8,868   13,494    32,167
        State income taxes, net of Federal income
         tax benefit................................    3,581   (2,322)   34,359
                                                      ------- --------  --------
                                                      $28,721 $(16,670) $297,571
                                                      ======= ========  ========

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1999 are presented below:

                                                              1998      1999
                                                            --------  --------
      Deferred tax assets:
        Accounts receivable principally due to allowance
         for doubtful accounts............................. $  8,080  $ 20,953
        Accrued compensation expense.......................      --     71,405
        Deferred revenue...................................   71,701   150,021
                                                            --------  --------
          Total gross deferred tax assets..................   79,781   242,379
      Deferred tax liabilities principally due to tax over
       book depreciation...................................  (17,529)  (33,249)
                                                            --------  --------
          Net deferred tax assets.......................... $ 62,252  $209,130
                                                            ========  ========

   The income tax benefit for tax deductions relating to the exercise of nonqualified stock options in excess of the tax benefit on the amount reflected as amortization of deferred stock compensation has been credited to additional paid-in capital.

   In assessing the realizablility of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes that it is more likely than not that the Company will realize the benefits of deferred tax assets for which an allowance has not been established.

7. Capital Stock

 Stock Splits

   On December 31, 1997, the Company's Board of Directors approved a 660-for-1 split of common shares in the form of a stock dividend. On July 27, 1999, the Board approved a 2-for-1 split of common and preferred shares in the form of a stock dividend. On December 10, 1999, the Board approved a 2-for-1 split of common and preferred shares in the form of a stock dividend. All common and preferred share and per share amounts, unless indicated otherwise, have been adjusted for the effect of these splits.

                             CLICK COMMERCE, INC.

 Redemption of Common Stock

   In July 1999, the Company redeemed and retired 5,217,392 shares of common stock for $6,000,000. Such common shares were redeemed from shareholders in conjunction with the issuance of Series A and B Convertible Participating Preferred Stock to new investors.

 Preferred Stock

   In June and July 1999, the Company sold 5,217,392 shares of Series A Convertible Participating Preferred Stock, par value $.001, at $1.15 per share. Gross proceeds to the Company were $6,000,000.

   In July 1999, the Company sold 4,347,828 shares of Series B Convertible Participating Preferred Stock, par value $.001, at $1.15 per share. Gross proceeds to the Company were $5,000,000.

   As described in the Company's amended and restated Certificate of Incorporation, each share of Series A and Series B Convertible Participating Preferred Stock ("preferred stock") is convertible at the shareholder's option into such number of shares of common stock as determined by a conversion factor, as defined in the Certificate of Incorporation (as of December 31, 1999, the conversion of preferred stock to common stock is on a one-for-one basis).

   The preferred stock will automatically convert upon the closing of a qualified public offering of the Company's common stock. The Company has reserved 9,565,220 shares of its common stock for issuance upon conversion of the preferred stock.

   At the written request of the holders of a majority of the outstanding shares of preferred stock, the Company will redeem a specified percentage of shares for ten day periods commencing June 11, 2004 and 2005. The number of shares redeemed on each date shall not exceed fifty percent of the total preferred shares then outstanding. The price per share to be paid to the preferred shareholders shall be equal to the greater of the fair market value of common stock or the amount to which the holder would be entitled in the event of a liquidation (minimum of $1.15 per share).

   The holders of preferred stock shall be entitled to receive, when and if declared by the Board of Directors, dividends in the same amount per share as would be payable on the number of shares of common stock into which the preferred stock is then convertible, payable in preference and priority to payment of any cash dividend on common stock.

   Shares of preferred stock are entitled to a number of votes on any matter put before the shareholders of the Company equal to the number of shares of common stock into which they are convertible. In addition, the holders of the preferred stock are also entitled to vote separately as a class with respect to those matters required to be submitted to a class pursuant to the terms of the Certificate of Incorporation or by law.

   Upon any liquidation, dissolution or winding up of the Company, holders of preferred stock shall be first entitled, before any distribution or payment to holders of common stock, to a minimum amount of $1.15 per share, and shall be entitled to participate in further distributions with a priority equal to that of the holders of common stock. At December 31, 1999, the holders of preferred stock would be entitled to a minimum aggregate amount of $11,000,000 in the event of a liquidation.

8. Employee Stock Option and Stock Award Plan

   In October 1998, the Company's Board of Directors adopted the Click Commerce, Inc. Stock Option and Stock Award Plan ("the Plan"), pursuant to which the Board may grant stock options and stock appreciation rights to officers and key employees. The Plan authorizes grants of options to purchase up to 4,497,508 shares of

                             CLICK COMMERCE, INC.

authorized common stock (see Note 13). Stock options are granted at an exercise price equal to the stock's fair value at the date of grant. All stock options have ten year terms and generally vest over three to five years from the date of grant. At December 31, 1999, there were 1,271,508 additional shares reserved for grant under the Plan. In addition, stock options outstanding as of December 31, 1999 include options to purchase up to 1,395,982 shares of common stock, which have been granted under option agreements outside of the Plan.

   The Company applies Opinion 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized on stock options for which the exercise price equaled the fair value at the date of grant. Had the Company determined compensation cost based on the fair value at the grant date for stock options under
SFAS No. 123, the Company's net income (loss) would have been the pro forma amounts indicated below:

                                                               1998      1999
                                                             --------  --------
      Net income (loss):
        As reported......................................... $(65,217) $381,974
        Pro forma........................................... (122,962)  276,862

      Basic and diluted earnings (loss) per share:
        As reported.........................................    (0.00)     0.01
        Pro forma...........................................    (0.00)     0.01

   For purposes of calculating the pro forma compensation cost consistent with SFAS No. 123, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The per share weighted-average fair value of stock options granted during 1998 and 1999 was $0.15 and $0.25, respectively, using the following weighted-average assumptions (excluding a volatility assumption): expected dividend yield of 0%, risk-free interest rate of 5%, and expected life of 5 years.


   The following table summarizes information about fixed stock options outstanding as of December 31, 1998 and 1999:

                                                1998               1999
                                         ------------------ -------------------
                                                   Weighted            Weighted
                                                   Average             Average
                                         Number of Exercise Number of  Exercise
                Fixed Options             Shares    Prices   Shares     Prices
                -------------            --------- -------- ---------  --------
      Outstanding at beginning of year..       --      --   3,104,000  $0.0255
      Granted........................... 3,104,000 $0.0255  3,276,000   1.0405
      Exercised.........................       --      --    (986,684)  0.0025
      Cancelled.........................       --      --    (771,334)  0.4759
                                         ---------          ---------
      Outstanding at end of year........ 3,104,000 $0.0255  4,621,982  $0.6749
                                         =========          =========
      Options exercisable at end of
       year.............................   204,000 $0.0025  1,405,982  $0.0107
                                         =========          =========

                             CLICK COMMERCE, INC.

   The following table summarizes information about fixed stock options outstanding as of December 31, 1999:

                 Options Outstanding                      Options Exercisable
      --------------------------------------------------  ---------------------
                               Weighted
                                Average        Weighted
                               Remaining       Average                Weighted
      Exercise    Number of   Contractual      Exercise   Number of   Average
       Prices      Shares        Life           Price      Shares      Prices
      --------    ---------   -----------      --------   ---------   --------
      $0.0025     1,395,982      8.72 years    $0.0025    1,395,982   $0.0025
       0.2500       280,000      8.88           0.2500          --      --
       0.3750       468,000      9.05           0.3750          --      --
       1.1500     2,473,000      9.57           1.1500       10,000    1.1500
       5.2500         5,000      9.90           5.2500          --      --
                  ---------                               ---------
                  4,621,982      9.16          $0.6749    1,405,982   $0.0107
                  =========                               =========

   In 1998, the Company's Board of Directors approved consulting and employment agreements to retain the services of a former director and a former officer. These individuals were granted options to purchase a total of 2,816,000 shares of common stock at an exercise price of $0.0025 per share. The term of the options was 10 years from the date of grant. Of these options, 1,540,000 were granted to a nonemployee and this grant was not governed by Opinion 25. Deferred compensation of $381,000 was calculated at the date of grant using the Black-Scholes option-pricing model and the following assumptions: expected dividend yield of 0%, risk-free interest rate of 5%, expected life of 5 years, and volatility of 50%.

   The Company was recognizing compensation expense ratably over the service period specified in the agreements; however, the services of both of these individuals were terminated during 1999. Therefore, the compensation expense pertaining to the unvested and cancelled options of $107,261 was restored to additional paid-in capital during 1999. Prior to termination of these services, the Company recognized compensation expense of $187,401 and $402,298 in 1998 and 1999, respectively.

9. Credit Facility

   As of December 31, 1999, the Company has a $1,000,000 credit facility with a commercial bank for the purpose of financing working capital. The term of the agreement is one year expiring on March 25, 2000. The Company plans to renew this facility prior to its expiration. Interest is due in monthly installments and accrues at the prime rate. Borrowings are collateralized by compensating balances deposited at the bank and by substantially all of the Company's tangible assets. No balance was outstanding under the credit facility as of December 31, 1999. In January 2000, the Company obtained a letter of credit under this facility totaling $500,000 to secure a new office lease. This letter of credit is renewable annually and declines by $100,000 on the second, third and fourth anniversaries of the lease and then declines to $38,130 on the fifth anniversary until the lease expires in August 2005.

                           CLICK COMMERCE, INC.

10. Earnings (Loss) Per Share

   The following table sets forth the computation of basic and diluted earnings (loss) per share:

                                                 Years ended December 31,
                                            ------------------------------------
                                               1997        1998         1999
                                            ----------- -----------  -----------
   Numerator:
   Net income (loss)......................  $    19,138 $   (65,217) $   381,974
   Denominator:
   Weighted average shares outstanding--
    basic.................................   28,782,666  28,782,666   26,754,244
   Effect of stock options using the
    treasury stock method.................          --          --     1,017,018
                                            ----------- -----------  -----------
   Weighted average shares outstanding--
    diluted...............................   28,782,666  28,782,666   27,771,262
                                            ----------- -----------  -----------
   Basic and diluted earnings (loss) per
    share.................................  $      0.00 $     (0.00) $      0.01

   Pro forma adjustment to reflect assumed
    conversion of Convertible
    Participating Preferred Stock.........                             4,874,332
   Shares used in computing pro forma
    basic earnings per share..............                            31,628,576
   Shares used in computing pro forma
    diluted earnings per share............                            32,645,594
   Pro forma basic and diluted earnings
    per share.............................                           $      0.01

   For the year ended December 31, 1998, 288,000 potentially dilutive stock options were excluded from the loss per share calculation because their effect was antidilutive.

11. Retirement Savings Plan

   The Company's employees participate in the Administaff of Texas, Inc. 401(k) plan (the"Plan") that covers substantially all employees. The Plan provides for discretionary contributions by the Company based on a percentage of participant compensation, subject to limitations imposed by applicable government regulations. Amounts contributed to the Plan by the Company in 1997, 1998, and 1999 were $6,399, $17,487, and $32,612, respectively.

12. Related-party transactions

   Michael W. Ferro, Jr., the Company's founder and chief executive officer, is also the founder and majority stockholder of WarantyCheck.com, Inc. Revenue from WarrantyCheck.com for the year ended December 31, 1999 was approximately $263,000, which was included in trade accounts receivable as of December 31, 1999 and paid in January 2000.

   An individual who is the corporate secretary and a stockholder of the Company is associated with a law firm that has rendered various legal services to the Company. For the years ended December 31, 1997, 1998 and 1999, the Company incurred expenses of approximately $2,000, $13,000 and $114,000, respectively.

   The Company leases an apartment, which is used for corporate purposes, from an individual who was a director of the Company from June 1999 until February 2000. For the year ended December 31, 1999, the Company made rent payments to the former director of approximately $15,000.

                           CLICK COMMERCE, INC.

13. Subsequent Event

   On February 14, 2000, the Board of Directors approved an amendment and restatement of the Company's Certificate of Incorporation to increase the number of shares of authorized common stock to 75,000,000 and authorize a new class of preferred stock, 5,000,000 shares, $0.001 par value. Such amended and restated Certificate of Incorporation will be effective upon the closing of the Company's initial public offering. The amended number of authorized shares of common stock and the new class of preferred stock have been reflected on the accompanying balance sheets.

   On February 14, 2000, the Board adopted the Amended and Restated Click Commerce, Inc. Stock Option and Stock Award Plan (the "Amended Plan"). The Amended Plan provides for the issuance of up to 4,930,842 shares of common stock (increased from 4,497,508 shares) to key management employees, officers, directors and consultants. The Board also adopted the Click Commerce, Inc. Director's Stock Option and Stock Award Plan (the "Director's Plan"). The Director's Plan provides for the issuance of up to 500,000 shares of common stock to non-employee directors.

Text above a graphic: "80 Business-to-Business Applications"

Graphic: A diagram featuring 80 Click Commerce Applications, color-coded by function.

Logo and slogan: Click Commerce Logo.

Logo: Click Commerce Logo

                                    Part II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

                                                                     Amount to
                                                                      Be Paid
                                                                     ----------
      SEC registration fee.......................................... $   26,400
      NASD filing fee...............................................     10,500
      Nasdaq National Market listing fee............................     95,000
      Legal fees and expenses.......................................    325,000
      Accounting fees and expenses..................................    325,000
      Printing and engraving........................................    200,000
      Blue sky fees and expenses (including legal fees).............     10,000
      Transfer agent fees...........................................      1,000
      Miscellaneous.................................................      7,100
                                                                     ----------
          Total..................................................... $1,000,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Our Amended and Restated Certificate of Incorporation in effect as of the date hereof (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws. The Registrant may obtain liability insurance for its officers and directors.

   Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Item 15. Recent Sales of Unregistered Securities

   During the past three years, the registrant has issued unregistered securities to a limited number of persons as described below:

     1. In June and July 1999, the registrant issued and sold an aggregate of 5,217,392 shares of Series A Convertible Participating Preferred Stock, adjusted for stock splits, at a price of $1.15 per share, for aggregate consideration of $6 million to Insight Capital Partners III, L.P., Insight Capital Partners III--Coinvestors, L.P. and Insight Capital Partners (Cayman) III, L.P. All of the outstanding shares of Series A Convertible Participating Preferred Stock convert into shares of common stock on a one-for-one basis immediately prior to the consummation of this offering; and

     2. In July 1999, the registrant issued and sold an aggregate of 4,347,828 shares of Series B Convertible Participating Preferred Stock, adjusted for stock splits, at a price of $1.15 per share, for aggregate consideration of $5 million, to Compaq Computer Corporation. All of the outstanding shares of Series B Convertible Participating Preferred Stock convert into shares of common stock on a one-for-one basis immediately prior to the consummation of this offering.

     3. From August 20, 1996 to March 27, 2000, the registrant granted 4,539,000 options to purchase shares of common stock to employees under the registrant's Amended and Restated Stock Option and Stock Award Plan at a weighted average exercise price of $2.45 per share.

     4. In September 1998, the registrant granted 1,540,000 options to purchase shares of common stock to a former consultant at an exercise price of $0.0025 per share. Options for 666,444 shares were exercised in July 1999 and options for 450,000 were exercised in February 2000.

     5. In October 1998, the registrant granted 1,276,000 options to purchase shares of common stock to a former employee at an exercise price of $0.0025 per share. Options for 320,240 shares were exercised in July 1999. In addition, effective October 1999, 433,334 options were forfeited upon termination of employment with the registrant.

   None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and Regulation D promulgated thereunder or Rule 701.

   The recipients of securities in each of the foregoing transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits.

  Number                             Description
  ------                             -----------
  1.1      Form of Underwriting Agreement.
  3.1      Amended and Restated Certificate of Incorporation (previously filed).
  3.2      Form of Restated Certificate of Incorporation to be in effect upon the closing of this offering (previously filed).
  3.3      Amended and Restated Bylaws (previously filed).
  3.4      Form of Restated Bylaws to be in effect upon the closing of this offering (previously filed).
  4.1      Specimen Common Stock certificate.
  4.2      Amended and Restated Stockholders and Rights Agreement
           (previously filed).
  5.1      Opinion of Latham & Watkins.
 10.1      Amended and Restated Click Commerce, Inc. Stock Option and
           Stock Award Plan (previously filed).
 10.2      Click Commerce, Inc. Directors' Stock Option and Stock Award
           Plan (previously filed).
 10.3      Amended and Restated Employment Agreement with Michael W.
           Ferro, Jr. (previously filed).
 10.4      Amended and Restated Employment Agreement with Robert J.
           Markese (previously filed).
 10.5      Form of Indemnification Agreement entered into between Click
           Commerce, Inc. and its directors and executive officers
           (previously filed).
 10.6      Promissory Note, dated March 25, 1999, between Click
           Interactive, Inc. and American National Bank and Trust Company
           of Chicago (previously filed).
 10.7      Loan and Security Agreement, dated March 25, 1999, between
           Click Interactive, Inc. and American National Bank and Trust
           Company of Chicago (previously filed).
 10.8      Letter of Intent with Andersen Consulting
 16.1      Change In Certifying Accountants (previously filed).
 23.1      Consent of KPMG LLP.
 23.2      Consent of Latham & Watkins (included in Exhibit 5.1).
 24.1      Powers of Attorney (previously filed).
 27.1      Financial Data Schedule.

   (b) Financial Statement Schedules.

     Independent Auditors' Report on Financial Statement Schedule

     Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or
  (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, Click Commerce, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, who is duly authorized to do so, in the City of Chicago, Illinois, as of March 28, 2000.

                                          Click Commerce, Inc.

                                                 /s/ Michael W. Ferro, Jr.
                                          By: _________________________________
                                            Name: Michael W. Ferro, Jr.
                                            Title: Chief Executive Officer

   In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of March 28, 2000.

             Signature                           Title                    Date
             ---------                           -----                    ----
    /s/ Michael W. Ferro, Jr.        Chief Executive Officer and     March 28, 2000
____________________________________  Chairman of the Board of
       Michael W. Ferro, Jr.          Directors (Principal
                                      Executive Officer)

                  *                  Senior Vice President, Chief    March 28, 2000
____________________________________  Financial Officer and
         Rebecca S. Maskey            Treasurer (Principal
                                      Financial and Accounting
                                      Officer)

                  *                  Director                        March 28, 2000
____________________________________
          Peter N. Larson

                  *                  Director                        March 28, 2000
____________________________________
       Emmanuel A. Kampouris

                  *                  Director                        March 28, 2000
____________________________________
           Jerry Murdock

                  *                  Director                        March 28, 2000
____________________________________
         Dr. Michael Hammer

                  *                  Director                        March 28, 2000
____________________________________
        Manuel A. Fernandez

                  *                  Director                        March 28, 2000
____________________________________
         Leslie D. Shroyer

  /s/ Michael W. Ferro, Jr.

*By: _____________________

  Michael W. Ferro, Jr.

     Attorney-in-Fact

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Click Commerce, Inc.:

   Under date of February 7, 2000, except as to note 13 to the financial statements, which is as of February 14, 2000, we reported on the balance sheets of Click Commerce, Inc. as of December 31, 1998 and 1999, and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement Schedule II. This financial statement schedule is the responsibility of Click Commerce, Inc.'s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

   In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          /s/ KPMG LLP

Chicago, Illinois
February 7, 2000, except as to
note 13 to the financial statements,
which is as of February 14, 2000

                                  SCHEDULE II

                              CLICK COMMERCE, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                                                         Bad
 Allowance for Doubtful                      Beginning  Debt   Write-   Ending
        Accounts                              Balance  Expense  Offs    Balance
 ----------------------                      --------- ------- -------  -------
Year ended December 31, 1997................  $   --   $22,094 $(1,350) $20,744
Year ended December 31, 1998................   20,744      --      --    20,744
Year ended December 31, 1999................   20,744   33,050     --    53,794

                                      S-2